Exhibit 2.2

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE COURT.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

X :
In re :		Chapter 11 Case No.
FOOTSTAR, INC., et al.,	:	04-22350 (ASH)

	:	(Jointly Administered)
Debtors.	: X

PROPOSED DISCLOSURE STATEMENT FOR DEBTORS’ JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Dated: New York, New York

           November 12, 2004

i

(continued)

	D.	Enterprise Valuation		21

V.	Business Description and Reasons for Chapter 11			23

	A.	The Debtors’ Businesses		23

		1.	Meldisco	23

		2.	Athletic	25

		3.	Corporate Structure	26

	B.	The Debtors’ Prepetition Capital Structure		27

		1.	The Credit Agreement	27

		2.	Trade Debt	27

	C.	Events Leading to the Commencement of the Chapter 11 Cases		28

		1.	Sales Declines	28

		2.	Unsuccessful Strategic Acquisitions	28

		3.	Competitive Environment	28

		4.	Restatement of Financial Statements	29

	D.	Prepetition Restructuring Initiatives		30

	E.	Pending Litigation and Other Proceedings		30

		1.	Kmart Litigation	30

		2.	Derivative Actions	31

		3.	Shareholder Class Actions	31

		4.	Other Actions	31

VI.	Significant Events During the Chapter 11 Cases			32

	A.	Bankruptcy Filing and First Day Orders		32

	B.	Appointment of the Creditors’ Committee		32

	C.	Equity Committee		33

	D.	Retention of Legal Counsel and Financial Advisors		34

	E.	The Debtors’ Credit Agreements		34

		1.	Credit Agreement	34

		2.	DIP Credit Agreement	35

		3.	Amended and Restated DIP Credit Agreement	35

		4.	DIP and Exit Credit Agreement	36

	F.	Relationship with Kmart Corporation		36

	G.	Federated and Gordmans Termination Agreements		37

(continued)

		1.	Federated	37

		2.	Gordmans	38

	H.	Sale of Certain Business Units		38

		1.	Store Closing Sales	38

		2.	Nike Litigation	38

		3.	Sale of the Athletic Division	39

		4.	Shoe Zone/Uprise Store Closing Sales	41

		5.	Shoe Zone Sale	41

	I.	AIG Settlement		41

	J.	John Michael Robinson Stipulation		42

	K.	De Minimis Assets Sale Procedures		42

	L.	Lease Rejection and Abandonment Procedures		43

	M.	Settlement Procedures		43

	N.	Key Employee and Key Executive Retention Program		43

		1.	Hilpert Employment Agreement	43

		2.	Employee Retention Plan	44

	O.	Claims Process and Bar Date		44

		1.	Schedules and Statements	44

		2.	Bar Date	45

VII.	Governance of Reorganized Footstar			45

	A.	Board of Directors		45

	B.	Senior Management		45

	C.	Liquidating Trust		46

	D.	Plan Administrator		50

	E.	Debtors’ Post-Confirmation Role; Dissolution		53

VIII.	Other Aspects of the Plan			54

	A.	Voting Claims and Equity Interests		54

	B.	Distributions		54

		1.	Timing and Conditions of Distributions	55

		2.	Procedures for Treating Disputed Claims Under the Plan	55

	C.	Treatment of Executory Contracts and Unexpired Leases		57

	D.	Exit Facility		58

(continued)

	E.	Effect of Confirmation		58

		1.	Discharge of Claim	58

		2.	Exculpation	58

	F.	Releases		58

	G.	Formation of Assignee Entities		59

	H.	Miscellaneous Provisions		59

IX.	Certain Factors to Be Considered			59

	A.	Certain Bankruptcy Considerations		59

	B.	Risks Relating to the Recoveries under the Plan		59

		1.	Variances from Projections	59

	C.	Risks Associated with the Business		60

X.	Confirmation of the Plan			61

	A.	Confirmation Hearing		61

	B.	General Requirements of Section 1129		61

	C.	Best Interests Tests/Liquidation Analysis		62

	D.	Feasibility		63

	E.	Section 1129(b)		63

		1.	No Unfair Discrimination.	63

		2.	Fair and Equitable Test.	63

XI.	Alternatives to Confirmation and Consummation of this Plan			64

	A.	Liquidation Under Chapter 7		64

	B.	Alternative Plan of Reorganization		64

XII.	Securities Laws Matters			65

XIII.	Certain Federal Income Tax Consequences of the Plan			65

	A.	Introduction		65

	B.	Consequences to the Debtors		66

	C.	Consequences to Holders of Certain Claims		68

		1.	Gain or Loss - Generally	68

		2.	Distributions in Discharge of Accrued But Unpaid Interest	69

		3.	Ownership and Disposition of Unsecured Claims Obligations	69

		4.	Information Reporting and Withholding	72

XIV.	Conclusion			73

GLOSSARY

Administrative Expense Claim	Any expense relating to the administration of the chapter 11 cases, including actual and necessary costs and expenses of preserving the Debtors’ estates and operating the Debtors’ businesses, any indebtedness or obligations incurred or assumed during the chapter 11 cases, allowances for compensation and reimbursement of expenses if allowed by the Bankruptcy Court, allowed claims arising under the DIP Credit Agreement and certain statutory fees chargeable against the Debtors’ estates.

Amended and Restated DIP Credit Agreement	The Amended and Restated DIP Credit Agreement, dated as of May 11, 2004, among Footstar and Footstar Corporation, the lenders thereto, Fleet National Bank, as administrative agent, Fleet Retail Group, Inc. as collateral agent, General Electric Capital Corporation, as syndication agent and Wells Fargo Foothill, LLC, as documentation agent.

Athletic	The athletic footwear and apparel segment of the Debtors’ business.

Ballot	The form distributed to each holder of an impaired General Unsecured Claim or Equity Interest that is entitled to vote to accept or reject the Plan on which is to be indicated (i) acceptance or rejection of the Plan and (ii) in the case of Class 5 General Unsecured Claims that are allowed in a principal amount greater than $15,000, whether such holder elects to treat its claim as a Convenience Claim under the Plan; provided, however, that a creditor’s or equity holder’s vote to accept the Plan will not limit such holder’s right to contest any Sale Transaction.

Bankruptcy Code	Title 11 of the United States Code.

Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York.

Case Interest Rate	From the Petition Date through the Effective Date, simple interest at the rate of 1.23% per annum from the Petition Date through the Effective Date, except that interest on claims arising from the rejection of executory contracts or unexpired leases of real property accrue from the effective date of rejection. From the Effective Date to distribution dates, interest at the rate of Prime plus 100 basis points per annum.

Confirmation Date	The date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

Confirmation Order	The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Convenience Claim	Any claim other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Other Secured Claim or Subordinated Claim that is (i) allowed in a principal amount of $15,000 or less or (ii) allowed in a principal amount greater than $15,000 but which is reduced to a principal amount of $15,000 by an irrevocable written election of the holder of such claim made on a properly delivered Ballot; provided, however, that any General Unsecured Claim that was originally allowed in a principal amount in excess of $15,000 may not be subdivided into multiple General Unsecured Claims of $15,000 in principal amount or less for the purposes of receiving treatment as a Convenience Claim.

Credit Agreement	The Credit Agreement, dated as of October 18, 2002, among Footstar and Footstar Corporation and Fleet National Bank as administrative agent, certain co-agents named therein, and the lender parties thereto, as amended.

CSFB	Credit Suisse First Boston, the Debtors’ financial advisor.

Creditors’ Committee	The statutory committee of unsecured creditors appointed in the Debtors’ chapter 11 cases, as constituted from time to time.

Cure Claim	Any allowed claim that the Debtors agree or are required by order to pay arising as a result of any and all defaults under any executory contract or unexpired lease assumed or assumed and assigned by the Debtors during the chapter 11 cases in accordance with section 365 of the Bankruptcy Code.

Debtors	Footstar and the entities listed on Exhibit A to the Plan.

DIP Credit Agreement	The Debtor-In-Possession Credit Agreement, dated as of March 4, 2004, as amended, among Footstar and each of its subsidiaries named therein, the lenders thereto, Fleet National Bank, as administrative agent and swingline lender, Fleet Retail Group, as collateral agent, General Electric Capital Corporation and Congress Financial Corporation, as syndication agent, Wells Fargo Foothill, LLC, as documentation agent and Back Bay Capital Funding LLC, as term agent.

DIP and Exit Credit Agreement	The Amended and Restated Debtor-In-Possession and Exit Credit Agreement, dated as of June 25, 2004, effective August 2, 2004, among Footstar and Footstar Corporation, the lenders thereto, Fleet National Bank, as administrative agent, Fleet Retail Group, Inc. as collateral agent, General Electric Capital Corporation, as syndication agent and Wells Fargo Foothill, LLC, as documentation agent.

Disclosure Statement	This document together with the annexed exhibits and schedules.

Disbursing Agent	Any of (i) any Debtor or Reorganized Debtor entity or its assign, (ii) the Liquidating Trustee or (iii) the Plan Administrator, as appropriate, each in its capacity as Disbursing Agent pursuant to section 6.03 of the Plan.

Effective Date	A business day selected by the Debtors on or after the date of confirmation of the Plan on which the conditions to the effectiveness of the Plan have been satisfied or waived and on which there is no stay of the order confirming the Plan in effect.

Equity Committee	The official committee of equity interest holders appointed in the Debtors’ chapter 11 cases.

Equity Interest	Any share of common or preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

Final Distribution Date	If a Reorganization Transaction is effected, the date that is 45 days following the close of Footstar’s first fiscal quarter for 2008, the date by which allowed General Unsecured Claims must be paid in full pursuant to the Plan.

Footstar or the Company	Footstar, Inc.

Footstar Equity Interest	An equity interest in Footstar.

General Unsecured Claim	Any general unsecured claim against the Debtors.

Initial Cash Distribution	The Debtors’ cash balance as of the Plan Distribution Date remaining after payment of, or establishing a reasonable reserve on or before the Confirmation Date (in consultation with the Creditors’ Committee and Equity Committee) for, (i) Administrative Claims, (ii) Cure Claims, (iii) if applicable, Priority Tax Claims, Other Priority Claims, Secured Tax Claims and Other Secured Claims, (iv) Convenience Claims, and (v) working capital cash of $28,000,000; provided, however, if the sum of the Initial Cash Distribution plus the estimated net proceeds from Other Cash Events expected in the 12 month period following the Plan Distribution Date does not exceed the lesser of (A) $121,000,000 or (B) 85% of the then estimated General Unsecured Claims, then the Debtors will apply up to $21,000,000 of the working capital cash reserved in subsection (v) herein to increase the sum of the Initial Cash Distribution plus the estimated net proceeds from Other Cash Events expected in the 12 month period following the Plan Distribution Date to an amount equal to the lesser of (y) $121,000,000 or (z) 85% of the then estimated General Unsecured Claims.

Kmart	Kmart Corporation and all affiliated entities.

Kmart Agreements	That certain master agreement, effective as of July 1, 1995, as amended, as well as sub-agreements issued thereunder, that govern the relationship between Kmart and the Debtors.

Kmart Secured Claim	The secured claim of Kmart granted pursuant to that certain Stipulation and Order Regarding Adequate Protection With Respect to Kmart Corporation, entered on March 3, 2004, provided, however, that nothing in the Plan will, or will be deemed, to hinder or impair any party’s right to challenge the existence or validity of the Kmart Secured Claim.

Liquidating Trust	If a Sale Transaction is effected, if the Debtors elect on or prior to 10 days prior to the Effective Date to utilize a Liquidating Trust, the trust established for the purposes of to facilitate the liquidation and winding up of the Debtors.

Liquidating Trustee	The person or entity designated by Footstar (in consultation with the Creditors’ Committee and with the consent of the Equity Committee) in such person or entity’s capacity as trustee under the Liquidating Trust Agreement, as set forth in section 5.10(e) of the Plan. The Liquidating Trustee will be designated not later than 10 days prior to the Effective Date.

Liquidating Trust Agreement	If a Liquidating Trust is established, the agreement governing the Liquidating Trust.

Liquidating Trust Assets	If a Liquidating Trust is established, all assets of the Debtors as of the Effective Date (other than any cash or other assets required to be distributed by the Debtors or the Disbursing Agent to holders of allowed claims on the Effective Date) and the earnings and proceeds therefrom.

Meldisco	The discount and family footwear segment of the Debtors’ business.

Non-Core Asset Sale	The sale of non-core assets of the Debtors, which sales shall specifically exclude Other Cash Events.

Other Cash Events	Any or all of the following: (i) the sale of the Debtors’ headquarters located in Mahwah, New Jersey, (ii) distributions from the escrow established pursuant to the Asset Purchase Agreement, dated as of April 13, 2004 (as amended), between the Debtors and Foot Locker, Inc., et al., (iii) any tax refunds to the Shoemart Subsidiaries and (iv) the release of funds to the Debtors resulting from the resolution of any disputed claim for which a reserve had been established; provided that any net proceeds received from such Other Cash Events will be distributed on the Other Cash Events Distribution Date.

Other Cash Events Distribution Date	The earlier of (i) the next Subsequent Distribution Date or (ii) five business days following the receipt of aggregate net proceeds from Other Cash Events of $5,000,000 dollars or greater.

Other Priority Claim	Any claim entitled to priority under the Bankruptcy Code other than Administrative Expense Claims and Priority Tax Claims.

Other Secured Claims	Any secured claim, other than a Secured Tax Claim.

Petition Date	March 2, 2004, the date on which the Debtors commenced their chapter 11 cases.

Plan	The Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code annexed as Exhibit A to this Disclosure Statement.

Plan Administration Amount	An amount of cash determined and retained by the Debtors to be sufficient for the Plan Administrator to pay all costs of executing the Plan and winding up the affairs of the Debtors, including, but not limited to, costs of pursuing any causes of action, costs of retaining professionals (including those retained by the Debtors and not paid as of the Effective Date), employees and consultants and the fees and expenses of the Plan Administrator.

Plan Administrator	If a Sale Transaction is effected and the Debtors elect to appoint a Plan Administrator, the person or entity designated or appointed as such by Footstar (in consultation with the Creditors’ Committee and with the consent of the Equity Committee) not later than 10 days prior to the Effective Date.

Plan Distribution Date	Unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, the later to occur (i) 11 days after the entry of the Confirmation Order, (ii) two business days after the date on which the Bankruptcy Court enters an order approving the assumption of the Kmart Agreements and (iii) the date the Debtors obtain (A) a Replacement Facility or (B) the agreement of the requisite Postpetition Lenders to make advances under and pursuant to the term of the DIP and Exit Credit Agreement during the period between the Confirmation Date and the Effective Date.

Postpetition Lenders	Collectively, the banks and financial institutions that are parties to the DIP and Exit Credit Agreement and their successors and assigns.

Priority Tax Claim	A claim of a governmental entity for taxes that are entitled to priority in payment under the Bankruptcy Code.

Reorganization Transaction	Unless the Debtors have obtained Court approval of a Sale Transaction at any time prior to the Effective Date, the pursuit of a reorganization pursuant to, and emergence from, chapter 11, subsequent to which Reorganized Footstar will continue to operate as a going concern.

Reorganized Debtors	The Debtors, as reorganized, as of the Effective Date in accordance with the Plan.

Replacement Facility	A credit facility that terminates the commitments under the DIP and Exit Credit Agreement and pays obligations outstanding thereunder in cash in full, the terms of which are substantially similar to the DIP and Exit Credit Agreement or otherwise acceptable to the Debtors.

Sale Closing Date	The date on which a Sale Transaction is closed pursuant to its terms.

Sale Transaction	Following notice and a hearing, a sale of all or substantially all of the Debtors’ assets and/or Equity Interests in the Meldisco business, which is consummated on or prior to the Effective Date.

SEC	Securities and Exchange Commission.

Secured Tax Claim	Any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

Shoemart	The footwear departments operated by the Debtors in each applicable Kmart store.

Shoemart Subsidiaries	The Debtor entities that operate the footwear departments in Kmart stores.

Subordinated Claim	Any claim (i) arising from the rescission of a purchase or sale of securities in any of the Debtors or an affiliate of the Debtors, (ii) for damages arising from the purchase of such a security, (iii) for violations of securities laws, misrepresentations and similar claims if they relate to the sale of securities or otherwise subject to section 510 of the Bankruptcy Code and (iv) for reimbursement, contribution or indemnification allowed under section 502 of the Bankruptcy Code on account of such claim.

Subsequent Distribution Date	Unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, each of the dates that are 45 days following the close of each of Footstar’s first and third fiscal quarters that occur following the Plan Distribution Date and prior to the Final Distribution Date.

Subsidiary Equity Interest	An equity interest in any of the Debtors other than Footstar.

Tax Code	Internal Revenue Code.

Voting Agent	See section I of this Disclosure Statement for contact information.

Voting Deadline	[insert date], is the last date for the actual receipt of Ballots to accept or reject the Plan.

I.

Introduction

Footstar, Inc. and its subsidiaries listed on Exhibit A to the Plan are soliciting votes to accept or reject the Plan. A copy of the Plan is attached as Exhibit A to this Disclosure Statement. Footstar, Inc. and the companies listed on Exhibit A to the Plan are referred to as the “Debtors.” Please refer to the attached Glossary for definitions of other terms used in this Disclosure Statement.

The purpose of the Disclosure Statement is to provide sufficient information to enable the creditors of the Debtors who are entitled to vote to make an informed decision on whether to accept or reject the Plan. The Disclosure Statement describes:

•	how the Plan treats creditors and shareholders of the Debtors if either a Reorganization Transaction or a Sale Transaction is effected and the conditions to distribution and the Effective Date under the Plan (section II);

•	how to vote on the Plan and who is entitled to vote (section III);

•	certain financial information about the Debtors, including their 3-year projections, a range of potential enterprise valuations, and a liquidation analysis (section IV);

•	the businesses of the Debtors and the reasons why they commenced their chapter 11 cases (section V);

•	significant events that have occurred in the Debtors’ chapter 11 cases (section VI);

•	how the Board of Directors will be selected unless and until a Sale Transaction is effected and (i) how the Liquidating Trust will be established if the Debtors elect to form a Liquidating Trust if a Sale Transaction is effected or (ii) how the Plan Administrator will be selected and make distributions if the Debtors elect to appoint a Plan Administrator if a Sale Transaction is effected (section VII);

•	how distributions under the Plan will be made if either a Reorganization Transaction or Sale Transaction is effected and the manner in which disputed claims are to be resolved (section VIII);

•	certain factors creditors should consider before voting (section IX);

•	the procedure for confirming the Plan (section X);

•	alternatives to confirmation of the Plan (section XI);

•	certain securities laws issues (section XII); and

•	certain tax laws issues (Section XIII).

Please note that if there is any inconsistency between the Plan and the descriptions in the Disclosure Statement, the terms of the Plan will govern.

Additional financial information about the Debtors can be found in the annual report on Form 10-K for the year ended December 28, 2002, which was filed by Footstar with the Securities and

Exchange Commission on September 3, 2004. Note, however, that these filings are not current, and, therefore, have limited value with regard to an analysis of the Debtors’ future prospects. Nevertheless, copies of these SEC filings may be obtained over the internet at www.sec.gov.

This Disclosure Statement and the Plan are the only materials creditors should use to determine whether to vote to accept or reject the Plan.

The last day to vote to accept or reject the Plan is [insert date]. To be counted, your Ballot must be actually received by the Voting Agent by this date.

The record date for determining which creditors may vote on the Plan is [insert date].

The Plan was developed over several months and through extensive negotiations with the Creditors’ Committee and the Equity Committee.

Recommendation: The Debtors and the Creditors’ Committee urge creditors and equity holders to vote to accept the Plan.

Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the following address:

Footstar, Inc. Financial Balloting Group 757 Third Avenue – 3rd Floor New York, New York 10017

The summaries of the Plan and other documents related to the restructuring of the Debtors are qualified in their entirety by the Plan and its exhibits. The financial and other information included in this Disclosure Statement are for purposes of soliciting acceptances of the Plan and are being communicated for settlement purposes only.

The Bankruptcy Code provides that only creditors and equity holders who vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained. Failure to timely deliver a properly completed Ballot by the Voting Deadline will constitute an abstention (will not be counted as either an acceptance or a rejection), and any improperly completed or late Ballot will not be counted.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED ON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

II.

Treatment of Creditors and Shareholders

Under the Plan

The Plan governs the treatment of claims against and interests in each of the 2,529 separate Debtors in the chapter 11 cases if either a Reorganization Transaction or a Sale Transaction is effected. The table in section II.B. below summarizes the treatment for each class. The table is followed by a description of the types of claims or interests in each class and a description of the property to be distributed under the Plan if either a Reorganization Transaction or a Sale Transaction is effected.

A. Outline of the Plan

The Plan provides for distributions to creditors and equity holders upon the occurrence of either a Reorganization Transaction or a Sale Transaction.

1. Reorganization Transaction

If there is a Reorganization Transaction, the Plan provides for a stand-alone reorganization of the Debtors around their Meldisco business, which currently generates over 90% of its revenue from the Debtors’ relationship with Kmart under the Kmart Agreements. Additionally, unless and until a Sale Transaction is effected, the Plan contemplates that the Debtors will emerge with up to $160 million in exit financing and all unsecured creditors will be paid in full with interest through the distribution of periodic cash payments. If there is a Reorganization Transaction, Equity Interests will be unaltered and will remain in place.

If there is a Reorganization Transaction, it is a condition to making distributions to creditors that the Bankruptcy Court approve the assumption of the Kmart Agreements effective as of the Effective Date. It is also a condition of the Effective Date that the Debtors file any reports required by the SEC.

2. Sale Transaction

The Plan provides for distributions if a Sale Transaction is effected. The Debtors currently have no agreement with any party for the sale of substantially of their assets or for their Equity Interests in Meldisco. The inclusion of provisions relating to a Sale Transaction allows the Debtors to proceed under the Plan and make distributions to creditors and equity holders thereunder should a Sale Transaction be effected prior to the consummation of a Reorganization Transaction.

Notwithstanding any (i) distributions that are made on the Plan Distribution Date, any Subsequent Distribution Date or any Other Cash Events Distribution Date or (ii) any actions taken in furtherance of a Reorganization Transaction, the Debtors will retain the right to effect a Sale Transaction at any time on or prior to the Effective Date and implement the Plan provisions that effectuate a Sale Transaction. If there is a Sale Transaction, the Debtors may elect to implement the Plan either by (i) establishing a Liquidating Trust or (ii) appointing a Plan Administrator pursuant to the Plan. The Debtors will provide notice of such election to the Creditors’ Committee and the Equity Committee no later than 10 days prior to the Sale Closing Date. If there is a Sale Transaction, either the Liquidating Trustee or the Plan Administrator will make distributions of the proceeds from such Sale Transaction for the benefit of creditors, who will be paid in full with interest on the Sale Closing Date and, thereafter, to holders of Equity Interests.

3. Alternative to Reorganization Transaction and Sale Transaction

If the Debtors are unable to assume the Kmart Agreements and there is no Sale Transaction, creditors and equity holders will not receive distributions or retain equity interests, as applicable, as contemplated by the Plan. Instead, the Debtors will propose a new plan that may provide for (i) the liquidation of the Debtors’ Kmart business operations and (ii) the liquidation or the reorganization of the Debtors’ remaining businesses. Depending on the value realized from such transactions, creditors may not be paid in full on account of their claims and equity holders may not receive any distributions.

B. Summary of Classification and Treatment

The following table divides the claims against and equity interests in the Debtors into separate classes and summarize the treatment for each class if either a Reorganization Transaction or Sale Transaction is effected. The table also identifies which classes are entitled to vote on the Plan based on rules set forth in the Bankruptcy Code. Finally, the table indicates an estimated recovery for each class. Important Note: As described in section IX.C. below, if there is a Reorganization Transaction, numerous uncertainties affect the footwear industry. Most importantly, distributions under the Plan if a Reorganization Transaction is effected depend upon Bankruptcy Court approval of the Debtors’ assumption of the Kmart Agreements.

IF THE DEBTORS ARE UNABLE TO ASSUME THE KMART AGREEMENTS AND THERE IS NO SALE TRANSACTION, CREDITORS AND EQUITY HOLDERS WILL NOT RECEIVE DISTRIBUTIONS OR RETAIN EQUITY INTERESTS, AS APPLICABLE, AS CONTEMPLATED BY THE PLAN. INSTEAD, THE DEBTORS WILL PROPOSE A NEW PLAN THAT MAY PROVIDE FOR (I) THE LIQUIDATION OF THE DEBTORS’ KMART BUSINESS OPERATIONS AND (II) THE LIQUIDATION OR THE REORGANIZATION OF THE DEBTORS’ REMAINING BUSINESSES. DEPENDING ON THE VALUE REALIZED FROM SUCH TRANSACTIONS, CREDITORS MAY NOT BE PAID IN FULL ON ACCOUNT OF THEIR CLAIMS AND EQUITY HOLDERS MAY NOT RECEIVE ANY DISTRIBUTIONS.

Additionally, the operational health of the Debtors’ Meldisco business is in large part a function of store closings and other business decisions made by Kmart. Those uncertainties surrounding the Debtors’ continued relationship with Kmart and the long-term health of Kmart’s business, coupled with the other risks related to the Debtors make it difficult to determine a precise value for the Debtors. The recoveries described in the following table represents the Debtors’ best estimates of those values given the information available at this time. These estimates do not predict the potential trading prices for Footstar Equity Interests. Unless otherwise specified, the information in the following table and in the sections below are based on calculations as of October 2, 2004. The estimation of recoveries makes the following assumptions:

•	The estimated enterprise value for the Debtors is between $113 to $139 million – See the valuation discussion in section IV.

•	The Debtors project that the aggregate amount of allowed General Unsecured Claims against the Debtors is approximately $142 million – See the discussion below on the estimated amounts and types of claims making up these classes.

Class	Description	Treatment Reorganization Transaction	Treatment Sale Transaction	Entitled to Vote	Estimated Recovery

—	DIP and Exit Credit Agreement Claims	Unless the Postpetition Lenders agree otherwise, payment in full on the Confirmation Date.	Payment in full on Sale Closing Date.	No	100%

—	Administrative Expense Claims	Payment in full on the Plan Distribution Date.	Payment in full on Sale Closing Date.	No	100%

—	Priority Tax Claims	Payment in full on Plan Distribution Date or over six years from the date of assessment of the tax, with interest.	Payment in full on Sale Closing Date of the allowed amount of such claim.	No	100%

1	Other Priority Claims	Payment in full on the Plan Distribution Date of the allowed amount of such claim.	Payment in full on Sale Closing Date of the allowed amount of such claim.	No	100%

2	Secured Tax Claims	Payment in full on Plan Distribution Date or over six years from the date of assessment of the tax, with interest.	Payment in full, with interest if required by the Bankruptcy Code, on Sale Closing Date of the allowed amount of such claim.	Yes	100%

3	Other Secured Claims	Payment in full on Plan Distribution Date, reinstatement by curing all outstanding defaults or delivery or retention of collateral plus payment of interest.	Payment in full on Sale Closing Date, reinstatement by curing all outstanding defaults or delivery or retention of collateral plus payment of interest.	No	100%

4	Convenience Claims	Payment in full, plus interest, on the Plan Distribution Date.	Payment in full, plus interest, on the Sale Closing Date.	No	100%

5	General Unsecured Claims	Payment in full, plus interest where applicable, as follows: (i) pro rata share of Initial Cash Distribution on the Plan Distribution Date, (ii) pro rata share of available cash on each Subsequent Distribution Date and the Final Distribution Date, (iii) pro rata share of Other Cash Events on each Other Cash Events Distribution Date and (iv) and net proceeds from Non-Core Asset Sales on the Plan Distribution Date and each Subsequent Distribution Date.	Payment in full, plus interest at the Case Interest Rate, on the Sale Closing Date.	Yes	100%

6	Subordinated Claims	Payment to holder of an allowed claim its pro rata share of the proceeds of the AIG Settlement (as defined below) on Plan Distribution Date.	Payment to holder of an allowed claim its pro rata share of the proceeds of the AIG Settlement (as defined below) on Sale Closing Date.	Yes	See below

Class	Description	Treatment Reorganization Transaction	Treatment Sale Transaction	Entitled to Vote	Estimated Recovery
7	Footstar Equity Interests	Footstar Equity Interests are unaltered.	Pro rata share of the proceeds of such Sale Transaction remaining after creditors are paid in full.	Yes	See below

8	Subsidiary Equity Interests	Subsidiary Equity Interests are unaltered.	Subsidiary Equity Interests are sold or otherwise treated pursuant to such Sale Transaction.	No	See below

C. Description of Classes under the Plan

Unless otherwise indicated, the characteristics and amount of the claims or interests in the following classes are based on the books and records of the Debtors.

1. Other Priority Claims (Class 1)

The claims in Class 1 are the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims). For the Debtors, these claims relate primarily to prepetition wages and employee benefit plan contributions that had not yet been paid as of the Petition Date. Most of these claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Petition Date. The Debtors estimate that the aggregate allowed amount of the claims in these classes will be $1 million.

Class 1 is unimpaired and is therefore not entitled to vote to accept or reject the Plan.

2. Secured Tax Claims (Class 2)

The claims in Class 2 are the types of claims which, absent their status as a secured claim, would be entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the aggregate amount of claims in this class is approximately $2.1 million. If a secured tax claim accrues interest under applicable local law and the holder of such claim is entitled to interest based on the collateral, such secured claim will include interest.

Class 2 is impaired and is therefore entitled to vote to accept or reject the Plan.

3. Other Secured Claims (Class 3)

The claims in Class 3 consist of all secured claims other than Secured Tax Claims in Class 2 and the Kmart Secured Claim. Based upon the Debtors’ Schedules and the proofs of claim filed in the chapter 11 cases, Class 3 claims against the Debtors include obligations under equipment leases, mechanics liens, liens of landlords on the accounts, general intangibles, or inventory related to properties leased by them to the Debtors, contingent insurance carrier claims or mortgage claims. The Debtors estimate that the aggregate amount of Other Secured Claims is $7.6 million. In each case, the Debtors reserve the right to pay the secured claim in full, reinstate the debt, return the collateral, or provide periodic cash payments having a present value equal to the value of the secured creditor’s interest in the Debtor’s property. If a claim of a creditor exceeds the value of the collateral in which it has an interest, such excess will become part of Class 5 (General Unsecured Claims).

Class 3 is unimpaired and is therefore not entitled to vote to accept or reject the Plan.

4. Convenience Claims (Class 4)

The claims in Class 4 consist of General Unsecured Claims that are (i) allowed in principal amount of $15,000 or less or (ii) allowed in an amount greater than $15,000 but which is reduced to $15,000 by an irrevocable written election of the holder of such claim made on a properly delivered Ballot. All Ballots will allow holders of General Unsecured Claims to make such an election. The Debtors estimate that there are approximately $3.2 million of claims that are equal to or less than $15,000.

Holders of claims in Class 4 will receive the entire amount of their allowed claim, plus interest at the Case Interest Rate, on the earlier of the Plan Distribution Date or the Sale Closing Date.

Class 4 is unimpaired and is therefore not entitled to vote to accept or reject the Plan.

5. General Unsecured Claims (Class 5)

The aggregate amount of general unsecured claims timely filed against the Debtors exceeds $200 million. The Debtors estimate that, on completion of the claims reconciliation process, the aggregate amount of allowed claims in Class 5 will be approximately $142 million, after deducting duplicate claims, claims not supported by the Debtors’ books and records, claims that have already been reduced by agreement of the parties or order of the Bankruptcy Court, claims that are subject to other objections, and claims covered by insurance. The claims in Class 5 consist of the claims of vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, prepetition personal injury, prepetition litigation, parties to contracts with the Debtors that are being rejected and other general unsecured claims.

Unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, subject to section 5.10(a) of the Plan, each holder of an allowed Class 5 claim will receive its pro rata share of (i) the Initial Cash Distribution on the Plan Distribution Date (ii) available cash on each Subsequent Distribution Date and the Final Distribution Date, (iii) Other Cash Events on each Other Cash Events Distribution Date, and (iv) the net proceeds (after all applicable expenses, adjustments and provision for all applicable taxes) from Non-Core Asset Sales (after giving effect to relevant provisions in the DIP and Exit Credit Agreement or Replacement Facility, as applicable) on the Plan Distribution Date and each Subsequent Distribution Date(s), until the holder of such claim has received cash in an amount equal to the allowed amount of such holder’s Class 5 claim plus interest at the Case Interest Rate; provided, however, if following the Effective Date (x) the Debtors or substantially all of their assets are acquired by a third party, (y) there is a sale by the Debtors, in one or a series of related transactions, of securities of the Debtors representing 50% or more of the combined voting power of the Debtors’ then outstanding securities or (z) there is a merger or consolidation of the Debtors with or into any other entity that is not affiliated with the Debtors, the net proceeds (after all applicable expenses, adjustments, and provisions for applicable taxes, if any) of such transaction will be applied (after giving effect to relevant provisions in the DIP and Exit Agreement or the Replacement Facility, as applicable) to satisfy in full in cash up to an amount equal to the unpaid portion, if any, of allowed Class 5 claims. The foregoing right of each holder of an allowed Class 5 claims to receive its pro rata share of available cash pursuant to the Plan will be non-certificated and may not be assigned or transferred, except pursuant to the laws of descent and distribution upon death.

If a Sale Transaction is effected, subject to section 5.10(a) of the Plan, on the Sale Closing Date, or as soon thereafter as is practicable, each holder of a Class 5 claim will receive cash in an amount equal to the balance of the allowed amount of such Class 5 claim plus interest at the Case Interest Rate in full and complete satisfaction of such allowed claim.

Class 5 is impaired and entitled to vote to accept or reject the Plan.

6. Subordinated Claims (Class 6)

The claims in Class 6 are the types of claims which, because they arose in connection with the purchase or sale of a security of Footstar, are subordinated to General Unsecured Claims under section 510(b) of the Bankruptcy Code. For the Debtors, these claims relate to class action lawsuits instituted against the Debtors by certain stockholders. To resolve the litigation associated with these claims, the Debtors entered into settlements with its insurer (“AIG”) and the plaintiffs in the underlying class action lawsuits (the “AIG Settlement”). For a more detailed discussion of the circumstances giving rise to the AIG Settlement, please see Section VI.I. below.

Under the AIG Settlement, $14.3 million of insurance proceeds will be made available to the class of stockholders represented in those lawsuits. On the earlier of the Plan Distribution Date or the Sale Closing Date, each holder of a an allowed Class 6 claim will receive its pro rata share of the proceeds of the AIG Settlement in full satisfaction of its claim.

Class 6 is impaired and entitled to vote to accept or reject the Plan.

7. Footstar Equity Interests (Class 7)

This class consists of the equity interests in Footstar.

If a Reorganization Transaction is effected, subject to section 5.10(a) of the Plan, the Footstar Equity Interests held by Class 7 equity holders will be unaltered.

If a Sale Transaction is effected, subject to section 5.10(a) of the Plan, holders of Footstar Equity Interests will receive a pro rata distribution of the proceeds of such Sale Transaction remaining after creditors are paid in full under the Plan.

Class 7 is impaired and entitled to vote to accept or reject the Plan.

8. Subsidiary Equity Interests (Class 8)

This class consists of the equity interests in the Debtors other than Footstar.

If the event of a Reorganization Transaction, the Subsidiary Equity Interests held by Class 8 equity holders will be unaltered.

If a Sale Transaction is effected, Subsidiary Equity Interests held by Class 8 equity holders will be sold or otherwise treated pursuant to such Sale Transaction.

Class 8 is unimpaired and is therefore not entitled to vote to accept or reject the Plan.

D. Certain Conditions to (i) Distributions under the Plan and (ii) the Effective Date

1. The Plan Distribution Date

Unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, all cash distributions made under the Plan will be made by any of the Debtors to holders of allowed claims. Initial cash distributions under the Plan will occur on the Plan Distribution Date. As set forth in the Glossary, the Plan Distribution Date will occur on the later of (i) 11 days after the Bankruptcy Court enters the Confirmation Order, (ii) two business days after the Bankruptcy Court enters an order approving the Debtors’ assumption of the Kmart Agreements and (iii) the effective date of (A) a Replacement Facility or (B) extension by the requisite Postpetition Lenders of the term of the Postpetition Credit Facility through the Effective Date. Accordingly, the Debtors will not make any distributions under the Plan prior to, among other things, Bankruptcy Court approval of the Debtors’ assumption of the Kmart Agreements.

On August 12, 2004, the Debtors filed a motion to assume the Kmart Agreements. On September 30, 2004, Kmart filed an objection to this motion and cross-moved to lift the automatic stay extant under section 362 of the Bankruptcy Code to enable Kmart to terminate the Kmart Agreements. The Bankruptcy Court has scheduled a hearing on December 15, 2004 to determine whether the Debtors can assume the Kmart Agreements. The Debtors’ ability to consummate the transactions contemplated under the Plan depend upon the Bankruptcy Court approving their motion to assume the Kmart Agreements. If the Debtors are unable to assume the Kmart Agreements and there is no Sale Transaction, creditors and equity holders will not receive distributions or retain equity interests, as applicable, as contemplated by the Plan. Instead, the Debtors will propose a new plan that may provide for (i) the liquidation of the Debtors’ Kmart business operations and (ii) the liquidation or the reorganization of the Debtors’ remaining businesses. Depending on the value realized from such transactions, creditors may not be paid in full on account of their claims and equity holders may not receive any distributions.

If the Bankruptcy Court authorizes the Debtors to assume the Kmart Agreements, the Debtors must cure monetary defaults under the Kmart Agreements. The Debtors believe that they owe Kmart approximately $18 million in cure. Kmart asserts that the Debtors owe approximately $56 million in cure. The Court has not established a hearing date to resolve cure disputes.

2. Sale Closing Date

If a Sale Transaction is effected, all cash distributions made under the Plan will be made on the Sale Closing Date, or as soon thereafter as practicable, by the Debtors. As defined in the Glossary, the Sale Closing Date is the date on which a Sale Transaction is consummated. Please refer to section VII below for a complete discussion of how either (i) the Liquidating Trust or (ii) the Plan Administrator would operate should a Sale Transaction be consummated.

3. Effective Date

Section 11.01 of the Plan sets forth certain conditions of the Effective Date. A copy of the Plan is annexed hereto as Exhibit A. These conditions include (i) entry by the Bankruptcy Court of the Confirmation Order and (ii) Bankruptcy Court approval of the Debtors’ assumption of the Kmart Agreements. Accordingly, the Plan cannot become effective unless and until the Bankruptcy Court approves the Debtors’ assumption of the Kmart Agreements. The Plan also conditions the occurrence of the Effective Date on the Debtors filing any reports required by the SEC.

4. Financing

Distributions under the Plan on the Plan Distribution Date on account of claims are expressly contingent on the Debtors obtaining (i) a Replacement Facility or (ii) the agreement of the requisite Postpetition Lenders to make advances under and pursuant to the terms of the DIP and Exit Credit Agreement during the period between the Confirmation Date and the Effective Date.

E. Administrative Expenses

In order to confirm the Plan, allowed Administrative Expense Claims and allowed Priority Tax Claims must be paid in full or in a manner otherwise agreeable to the holders of those claims. Administrative expenses are the actual and necessary costs and expenses of the Debtors’ chapter 11 cases. Those expenses include, but are not limited to, postpetition salaries and other benefits for employees, postpetition rent for facilities and offices, amounts owed to vendors providing goods and services during the chapter 11 cases, tax obligations incurred after the commencement of the chapter 11 cases, including interest, if applicable, under relevant state law, and certain statutory fees and expenses. Other administrative expenses include the actual, reasonable and necessary fees and expenses of the professionals retained by the Debtors, the Creditors’ Committee and the Equity Committee, as well as the obligations outstanding under the DIP and Exit Credit Agreement. Postpetition personal injury claims covered by insurance, once liquidated, will be paid in the ordinary course of the Debtors’ business only if the claims exceed the insurance coverage. The Debtors do not expect to pay any material amounts with respect to such claims on or prior to the Plan Distribution Date or the Sale Closing Date, as applicable.

Consistent with the requirements of the Bankruptcy Code, the Plan generally provides for allowed Administrative Expense Claims to be paid in full on the earlier of the Plan Distribution Date or the Sale Closing Date, except for Administrative Expense Claims relating to ordinary course of business transactions or for money borrowed, both of which will be paid in accordance with the past practice of the Debtors and the terms of the agreements governing such obligations. Allowed Administrative Expense Claims relating to compensation of the professionals retained by the Debtors, the Creditors’ Committee or the Equity Committee, or for the reimbursement of expenses for certain members of the Creditors’ Committee or Equity Committee will, unless otherwise agreed by the claimant, be paid on the date on which an order allowing such Administrative Expense Claim is entered (or as soon thereafter as practicable).

1. Priority Tax Claims

If a Reorganization Transaction is effected, allowed Priority Tax Claims entitled to priority under the Bankruptcy Code will be paid, at the sole option of Footstar, as follows: (i) in full on the later of the Plan Distribution Date and the date such claim becomes allowed, (ii) equal annual cash payments in an amount equal to such allowed Priority Tax Claim, with interest at a fixed annual rate equal to 5.0% commencing upon the later of the Plan Distribution Date and the date such Priority Tax Claim becomes an allowed Priority Tax Claim, or as soon thereafter as is practicable, through six years from the date of assessment of the tax or (iii) on such other terms determined by the Bankruptcy Court to provide such holder of an allowed Priority Tax Claim deferred cash payments having a value, as of the Plan Distribution Date, equal to the allowed amount of such Priority Tax Claims.

If a Sale Transaction is consummated, allowed Priority Tax Claims entitled to priority under the Bankruptcy Code will be paid by the Debtors in full in cash on the later of the Sale Closing Date and the date such claim becomes allowed.

2. Debtor in Possession Financing

The Debtors estimate that on the Effective Date there will be approximately $20 million outstanding, the majority of which consists of standby letters of credit, under the DIP and Exit Credit Agreement on the Effective Date. If a Reorganization Transaction is effected, except if the requisite Postpetition Lenders agree to make advances under and pursuant to the terms of the DIP and Exit Credit Agreement during the period between the Confirmation Date and the Effective Date, the Debtors will obtain a Replacement Facility or otherwise pay in cash in full all liabilities arising under loans, advances or other obligations incurred by the Debtors under DIP and Exit Credit Agreement. If the requisite Postpetition Lenders agree to make advances under and pursuant to the terms of the DIP and Exit Credit Agreement during the period between the Confirmation Date and the Effective Date and a Sale Transaction is effected, all liabilities arising under loans, advances or other obligations incurred by the Debtors under the DIP and Exit Credit Agreement will be paid in full in cash on the Sale Closing Date.

Distributions on the Plan Distribution Date on account of claims under the Plan are expressly contingent upon the Debtors obtaining (i) a Replacement Facility or (ii) the agreement of the requisite Postpetition Lenders to make advances under and pursuant to the terms of the Postpetition Credit Facility during the period between the Confirmation Date and the Effective Date,

3. Fees and Expenses of Professionals

As of October 2, 2004, the Debtors have paid the various professionals in their chapter 11 cases an aggregate of approximately $8.3 million since the Petition Date. Those professionals have invoiced the Debtors or filed fee applications for an additional $2.025 million. The Debtors estimate that various professionals will file fee applications subsequent to October 2, 2004 for approximately $4 million, assuming the Effective Date is March 31, 2005.

4. Payments to Employees

The Bankruptcy Court has approved retention programs for key employees of the Debtors. Under those programs, up to approximately $8.3 million in reorganization incentive payments may be made.

5. Quarterly Fees to United States Trustee

All fees payable to the United States Trustee for Region 2 will be paid on or before the Effective Date.

6. Kmart Cure

On August 12, 2004, the Debtors filed their motion to assume the Kmart Agreements. If the Bankruptcy Court authorizes the assumption of the Kmart Agreements, section 365 of the Bankruptcy Code requires the Debtors to cure existing defaults under the Agreements. The Bankruptcy Code characterizes such cure obligations as administrative expenses of the Debtors’ estate. The Debtors estimate that they owe Kmart approximately $18 million as cure for defaults under the Kmart Agreements. Kmart asserts that the Debtors owe Kmart approximately $56 million in cure under the Kmart Agreements. This dispute will be resolved in connection with the Debtors’ motion to assume the Kmart Agreements. As discussed in Section VI.F. below, the Debtors and Kmart entered into a stipulation with Kmart, whereby Kmart was authorized to setoff $3 million of prepetition sales remittances owed to the Debtors against certain prepetition annual profit fees the Debtors owed to Kmart. Additionally, this stipulation provided Kmart with a lien and a superpriority claim for the remaining amount of prepetition sales remittances turned over to Footstar. If the Bankruptcy Court authorizes the assumption of the Kmart Agreements, the Debtors’ cure obligation would be reduced by the $3 million. Further, Kmart’s lien and superpriority claim on the prepetition sales remittances to Footstar would be extinguished, as the debt being secured thereby will be satisfied by the Debtors’ cure payment. The Debtors’ calculation of approximately $18 million in cure factors in the $3 million reduction by virtue of Kmart’s stipulated prepetition setoff.

F. Deemed Consolidation for Distribution Purposes

For purposes of voting, confirmation and distributions made under the Plan, the Debtors will be considered to be a single legal entity. This “deemed” consolidation has three major effects. First, it eliminates guaranties of the obligations of one Debtor by another Debtor. Second, each claim filed against any of the Debtors will be considered to be a single claim against the consolidated Debtors. Third, no distributions will be made to a Debtor for a claim it holds against another Debtor. As all allowed claims are being paid in full, the “deemed” consolidation will not prejudice any claimant.

G. Reservation of “Cram Down” Rights

The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan of reorganization over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes – often referred to as “cram down” – is an important part of the reorganization process. It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

The Debtors each reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by the classes entitled to vote (Class 2 – Secured Tax Claims, Class 5 – General Unsecured Claims, Class 6 – Subordinated Claims and Class 7 – Footstar Equity Interests).

III.

Voting Procedures and Requirements

Detailed voting instructions are provided with the Ballot accompanying this Disclosure Statement. The following classes are the only classes entitled to vote to accept or reject the Plan:

Class	Description
2	Secured Tax Claims
5	General Unsecured Claims
6	Subordinated Claims
7	Footstar Equity Interests

If your claim is not in any of these classes, you are not entitled to vote and you will not receive a Ballot with this Disclosure Statement. If your claim is in one of these classes, you should read your Ballot and follow the listed instructions carefully. Please use only the Ballot that accompanies this Disclosure Statement.

Ballot information number:

For Voting Classes 2, 5, 6 and 7: 646-282-1800

A. Vote Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims is determined by calculating the number and the amount of claims voting to accept, based on the actual total allowed claims voting. Acceptance of a plan of reorganization by a class of equity interests is determined by calculating the dollar amount of the allowed equity interests voting to accept, based on the actual total allowed equity interests voting. Acceptance requires an affirmative vote of more than one-half of the total allowed claims voting and two-thirds in amount of the total allowed claims voting and affirmative vote of at least two-thirds in dollar amount of the allowed equity interests voting.

B. Classes Not Entitled to Vote

Under the Bankruptcy Code, creditors are not entitled to vote if their contractual rights are unimpaired by the Plan or if they will receive no property under the Plan. Based on this standard, for example, the holders of Other Priority Claims and Other Secured Claims are not being affected by the Plan, and therefore are not entitled to vote for the Plan. For a summary of the classes entitled to vote, see the charts in section II.B.

C. Voting

In order for your vote to be counted, your Ballot must be actually received by the voting agent at the following address before the Voting Deadline of 5:00 p.m., Eastern Time, on [            ]:

Voting Agent:

Footstar, Inc.

Financial Balloting Group

757 Third Avenue – 3rd Floor

New York, New York 10017

If a Ballot is damaged or lost, you may contact the Debtors’ voting agent at the number set forth above. Any Ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan will not be counted.

IV.

Financial Information, Projections and Valuation Analysis

A. Introduction

This section provides summary information concerning the recent financial performance of the Debtors. It also sets forth below an estimate of a going concern valuation for the Debtors, based on information available at the time of the preparation of this Disclosure Statement.

The projections assume an Effective Date of March 31, 2005, with allowed claims treated in accordance with the Plan. Expenses incurred as a result of the reorganization cases are assumed to be paid on the Effective Date. If the Debtors do not emerge from chapter 11 as currently scheduled, additional Administrative Expenses will be incurred until such time as a plan of reorganization is confirmed and becomes effective. These Administrative Expenses could impact the Debtors’ cash flows.

It is important to note that the projections and estimates of values described below may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of these businesses. These assumptions include stability of the Meldisco business, labor and other operating costs, inflation, assumptions regarding Kmart’s business operations and the level of investment required for capital expenditures and working capital. Please refer to Section IX below for a discussion of many of the factors that could have a material effect on the information provided in this section.

The Debtors’ projections depend, in significant part, on the level of customer traffic at Kmart stores and the rate at which Kmart closes stores as part of its own restructuring. Specifically, the Debtors’ projections are based on, among other things, an assumed comparative same store sales growth of -2.5% in 2005, and -5% in the years 2006 through 2012 and further store closings by Kmart of 100 stores per year in the years 2006 through 2012. If same store sales in Shoe Mart stores decline at a lower rate and/or if Kmart closes fewer stores per year than projected, the value of the Debtors would likely be higher. The valuation of the Debtors’ business discounts the cash flows in these projections to March 31, 2005 using discount rates between 15% and 30%. The Debtors’ projections assume the Kmart Agreements expire in July 2012 and the Debtors’ assets are liquidated for zero net proceeds. The Kmart Agreements are subject to a 15-year renewal option with the consent of both parties.

IF A REORGANIZATION TRANSACTION IS EFFECTED, THE PLAN IS A STAND-ALONE PLAN REORGANIZING THE DEBTORS AROUND THEIR REMAINING BUSINESS, MELDISCO. MELDISCO’S FUTURE AND FINANCIAL HEALTH DEPENDS ON ITS RELATIONSHIP WITH KMART. THE KMART AGREEMENTS GOVERN THE DEBTORS’ RELATIONSHIP WITH KMART, WHICH, AMONG OTHER THINGS, AUTHORIZES THE DEBTORS TO OPERATE FOOTWEAR DEPARTMENTS IN CERTAIN KMART STORES. ON AUGUST 12, 2004, THE DEBTORS FILED A MOTION TO ASSUME THE KMART AGREEMENTS. KMART HAS OBJECTED TO THIS MOTION ON THE GROUNDS THAT THE DEBTORS CANNOT ASSUME THE KMART AGREEMENTS AND, ON SEPTEMBER 30, 2004, FILED A MOTION TO LIFT THE AUTOMATIC STAY TO TERMINATE THE KMART AGREEMENTS.

THE SUCCESS OF THE PLAN AND THE DEBTORS’ ABILITY TO REORGANIZE DEPENDS UPON THE BANKRUPTCY COURT ENTERING AN ORDER AUTHORIZING THE DEBTORS TO ASSUME THE KMART AGREEMENTS. THE BANKRUPTCY COURT HAS SCHEDULED A HEARING TO RESOLVE THE ISSUE OF THE

ASSUMABILITY OF THE KMART AGREEMENTS ON DECEMBER 15, 2004. NO HEARING HAS BEEN SCHEDULED TO RESOLVE DISPUTES REGARDING CURE AMOUNTS UNDER THE KMART AGREEMENTS. IF THE DEBTORS ARE UNABLE TO ASSUME THE KMART AGREEMENTS AND THERE IS NO SALE TRANSACTION, CREDITORS AND EQUITY HOLDERS WILL NOT RECEIVE DISTRIBUTIONS OR RETAIN EQUITY INTERESTS, AS APPLICABLE, AS CONTEMPLATED BY THE PLAN. INSTEAD, THE DEBTORS WILL PROPOSE A NEW PLAN THAT MAY PROVIDE FOR (I) THE LIQUIDATION OF THE DEBTORS’ KMART BUSINESS OPERATIONS AND (II) THE LIQUIDATION OR THE REORGANIZATION OF THE DEBTORS’ REMAINING BUSINESSES. DEPENDING ON THE VALUE REALIZED FROM SUCH TRANSACTIONS, CREDITORS MAY NOT BE PAID IN FULL ON ACCOUNT OF THEIR CLAIMS AND EQUITY HOLDERS MAY NOT RECEIVE ANY DISTRIBUTIONS.

EVEN IF THE BANKRUPTCY COURT AUTHORIZES THE DEBTORS’ ASSUMPTION OF THE KMART AGREEMENTS AND A REORGANIZATION TRANSACTION IS EFFECTED, THE FUTURE FINANCIAL HEALTH OF THE DEBTORS DEPENDS UPON DECISIONS MADE BY KMART THAT ARE BEYOND THE DEBTORS’ CONTROL, INCLUDING KMART’S UNILATERAL RIGHT TO CLOSE ANY OF ITS STORES AND TERMINATE THE DEBTORS’ RIGHT TO OPERATE IN SUCH CLOSED STORES. KMART EMERGED FROM BANKRUPTCY IN MAY 2003, AND THE STORE CLOSINGS DURING KMART’S BANKRUPTCY CASES, COUPLED WITH REDUCED TRAFFIC IN THE REMAINING KMART STORES, HAS HAD AND CONTINUES TO HAVE A NEGATIVE EFFECT ON THE SALES AND PROFITS OF MELDISCO. IN JUNE AND AUGUST 2004, KMART ANNOUNCED THE SALE OF 72 ADDITIONAL KMART STORES TO OTHER RETAILERS. A FURTHER MATERIAL REDUCTION IN THE NUMBER OF KMART STORES WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE DEBTORS. WITH OR WITHOUT ADDITIONAL STORE CLOSINGS, A CONTINUED DECLINE IN THE DEBTORS’ PER STORE SALES IN THE REMAINING KMART STORES WILL HAVE A MATERIAL ADVERSE EFFECT ON THE DEBTORS’ NET SALES AND PROFITS. IT IS DIFFICULT TO PREDICT WHETHER KMART’S OPERATIONS, OR MELDISCO’S OPERATIONS OF FOOTWEAR DEPARTMENTS IN KMART STORES, WILL RETURN TO PREVIOUS LEVELS, OR WILL BE MAINTAINED AT CURRENT LEVELS, OF SALES OR PROFITABILITY.

The estimates of value are not intended to reflect the values that may be attainable in public or private markets. They also are not intended to be appraisals or reflect the value that may be realized if assets are sold.

B. Operating Performance

While the Debtors have recently filed their restated financial statements for fiscal year 2002, the Debtors are not yet current on their financial statements and are still required to file restated financials for fiscal year 2003. Accordingly, full balance sheets have not been provided. Key working capital accounts have been provided in the projections.

C. The Financial Projections

Annexed hereto as Exhibit B are the financial projections of the Debtors. The financial projects assume emergence from chapter 11 during the first quarter of 2005.

D. Enterprise Valuation

In conjunction with formulating the Plan for Footstar, the Company determined it was necessary to estimate an enterprise value for Reorganized Footstar, after giving effect to the proposed restructuring as set forth in the Plan (the “Restructuring”). Accordingly, the Company directed CSFB to prepare such an evaluation. CSFB’s valuation analyses were provided solely for the information of the Company’s board of directors in connection with its consideration of the Restructuring. CSFB advised the Company’s board of directors that, as of November 9, 2004, the analyses performed by CSFB indicated that the estimated enterprise value of Reorganized Footstar, after giving effect to the Restructuring (such enterprise value, the “Reorganized Value”), was between $113 million and $139 million.

CSFB’s valuation analyses were based on information available as of November 9, 2004, and financial, economic, market and other conditions as they existed and could be evaluated by CSFB on such date and assumed that the Restructuring became effective on March 31, 2005. Although developments subsequent to November 9, 2004 may affect the results of CSFB’s analyses, CSFB does not have any obligation to update, revise or reaffirm its analyses or its estimated range of Reorganized Value.

In preparing its analysis of the estimated Reorganized Value, CSFB, among other analyses: (i) reviewed certain historical financial information of Footstar for recent years and interim periods including the most current financial results through October 2, 2004; (ii) reviewed certain internal financial and operating data of Footstar including financial projections prepared and provided by management relating to its business and its prospects; (iii) met with certain members of senior management of Footstar to discuss Footstar’s operations and future prospects; (iv) reviewed publicly available financial data of public companies which CSFB deemed generally comparable to the operating business of Footstar; (v) considered certain economic and industry information relevant to the operating business; (vi) reviewed the Plan and this Disclosure Statement and (vii) conducted such other studies, analysis, inquiries and investigations as it deemed necessary or appropriate.

In connection with its review, CSFB did not assume any responsibility for independent investigation or verification of any of the information that was provided to or otherwise reviewed by it and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts prepared and provided to CSFB by the Debtors, CSFB was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Debtors’ management as to the future financial performance of Reorganized Footstar after giving effect to the proposed Restructuring. In addition, CSFB assumed that the Restructuring would be completed in accordance with the terms of the Plan without any amendments, modifications or waivers and also assumed that in the course of obtaining the necessary consents and approvals for the proposed Restructuring and related transactions, there would be no delays, modifications or restrictions imposed that would have a material adverse effect on the contemplated benefits of the proposed Restructuring as set forth in the Plan. CSFB was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Debtors, and was not furnished with any such evaluations or appraisals. CSFB’s estimated range of enterprise value does not take into account Reorganized Footstar’s projected capitalization, including cash balances on March 31, 2005. CSFB’s estimated range of enterprise value for Reorganized Footstar did not address any other aspect of the proposed Restructuring or any related transactions or constitute a recommendation to any holder of outstanding securities of the Debtors as to how such security holder should vote or act on any matter relating to the Restructuring or any related transaction.

CSFB has advised the Debtors that for purposes of its analyses, CSFB assumed that, as of the Effective Date: (a) the proposed capitalization of the Debtors will be as set forth in the Plan and

Disclosure Statement; (b) market, business and general economic conditions will be similar to conditions observed; (c) financial and other information furnished to CSFB by the Debtors and its professionals and the publicly available information are accurate and complete in all material respects; (d) the Plan is confirmed without material changes; and (e) Reorganized Footstar will be able to obtain the capital, financing and refinancing contemplated by the forecasts in the amounts, upon the terms and at the times indicated therein or as otherwise required.

THE RANGE OF VALUES INDICATED BY CSFB’S ANALYSES REGARDING REORGANIZED VALUE REPRESENTS A HYPOTHETICAL RANGE OF ENTERPRISE VALUES AND IS BASED ON THE ASSUMPTIONS CONTAINED HEREIN, INCLUDING WITHOUT LIMITATION, THE ASSUMPTIONS MADE BY THE DEBTORS WITH RESPECT TO KMART AND THE KMART AGREEMENTS SET FORTH IN THIS DISCLOSURE STATEMENT. SEE SECTION IV.A. ABOVE. CSFB DEVELOPED ITS ANALYSES SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF A PLAN. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF ENTERPRISE VALUES OF REORGANIZED FOOTSTAR THROUGH THE APPLICATION OF CERTAIN ANALYTICAL TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS OR LIQUIDATION VALUES, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN. IN ADDITION, THE ESTIMATE OF A RANGE OF REORGANIZED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE COMMON STOCK OR OTHER SECURITIES OF THE COMPANY MAY TRADE AT ANY TIME OR PREDICTIVE OF FUTURE FINANCIAL OR OPERATING RESULTS FOR THE COMPANY, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE INDICATED BY CSFB’S ANALYSES.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT, AND IT WILL FLUCTUATE BASED UPON CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF ENTERPRISE VALUES OF REORGANIZED FOOTSTAR SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER FOOTSTAR, CSFB, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY.

CSFB HAS NOT INDEPENDENTLY EVALUATED THE REASONABLENESS OF THE COMPANY’S PROJECTIONS. BECAUSE PROJECTIONS, BY DEFINITION, ARE FORWARD LOOKING, CERTAIN OF THE FINANCIAL RESULTS PROJECTED BY THE MANAGEMENT OF THE COMPANY MAY DIFFER FROM THE RECENT HISTORICAL RESULTS OF OPERATIONS FOR THE COMPANY AND FROM FUTURE ACTUAL RESULTS. THE ESTIMATE OF THE REORGANIZED VALUE INDICATED BY CSFB’S ANALYSES IS DEPENDENT UPON THE COMPANY ACHIEVING ITS MANAGEMENT’S FORECASTS, AND SUCH ESTIMATES ARE INHERENTLY SUBJECT TO SUBSTANTIAL UNCERTAINTY.

1. Valuation Methodology

The preparation of valuation analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, many of which are beyond the control of the Company and CSFB. As a result, the process involved in preparing a valuation is not readily summarized. While several valuation techniques for estimating Reorganized Value were considered, CSFB relied significantly on a discounted cash flow analysis.

The discounted cash flow (“DCF”) valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to Footstar. The present value of expected future cash flows generally have two components: the present value of the projected unlevered free cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the projections). Based on discussions with Debtors’ management, we have assumed that the Kmart Agreements expire in 2012 without extension and that Reorganized Footstar has no on-going business beyond 2012. Consequently, CSFB did not ascribe a terminal value to cash flows following the expiration of the Kmart Agreements. Residual value, if any, following expiration of the Kmart Agreements is speculative and may depend on, among other things, whether the assets available in a wind-down and liquidation of Footstar at that time would realize more than the liabilities of Footstar, including costs of the wind-down and liquidation. CSFB’s discounted cash flow analysis is based on projections of Footstar’s operating results provided to or discussed with CSFB by management.

This approach relies on the Company’s ability to project future cash flows with some degree of accuracy. Since Footstar’s projections reflect significant assumptions made by Footstar’s management concerning anticipated results, the assumptions and judgments used in the projections may or may not prove correct and therefore, no assurance can be provided that projected results are attainable or will be realized. Actual future results may vary significantly from the forecasts. CSFB cannot and does not make any representations or warranties as to the accuracy or completeness of Footstar’s projections.

THE DEBTORS’ FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 2002, WHICH WAS FILED WITH THE SEC ON SEPTEMBER 2, 2004, CONTAINS THE MOST RECENT FINANCIAL STATEMENTS OF THE DEBTORS FILED ON FORM 10-Q OR FORM 10-K. THE DEBTORS HAVE NOT YET FILED ANY PERIODIC REPORTS ON FORM 10-Q OR FORM 10-K FOR ANY PERIODS SUBSEQUENT TO THE FISCAL YEAR ENDED DECEMBER 28, 2002. THIS LACK OF HISTORICAL FINANCIAL INFORMATION MAY IMPACT THE RELIABILITY OF THE PROJECTIONS, VALUATION AND OTHER FINANCIAL INFORMATION SET FORTH HEREIN.

V.

Business Description and Reasons for Chapter 11

A. The Debtors’ Businesses

Footstar is a public corporation organized under the laws of Delaware that serves as a holding company for Footstar’s businesses. As of the Petition Date, Footstar was one of the largest specialty footwear retailers in the United States, whose operations included footwear retail operations throughout the United States, Puerto Rico and the U.S. Virgin Islands. Footstar’s operations were comprised of two distinct business segments: (i) the discount and family footwear-segment (also known as Meldisco) and (ii) the athletic footwear and apparel segment (also known as Athletic).

1. Meldisco

The Plan provides for a reorganization around Meldisco’s operation of footwear departments in Kmart stores. Meldisco is a discount and family footwear business. Prior to the Petition Date, Footstar operated licensed footwear departments within (i) Kmart Corporation stores throughout the

United States, Puerto Rico and the U.S. Virgin Islands, (ii) Gordmans, Inc. department stores throughout the United States, (iii) Federated Department Stores, Inc. stores throughout the United States and (iv) Rite Aid Corporation stores located primarily in California. Meldisco also operated 36 Shoe Zone retail stores, located primarily in Puerto Rico. Additionally, Meldisco operated as a supplier through wholesale arrangements, whereby Meldisco supplied Footstar-owned brands and products to other retail chains, most notably Wal-Mart Stores, Inc. stores located throughout the United States and Rite Aid stores located in the eastern half of the United States.

Meldisco’s family footwear selections include footwear for men, women and children, including styles such as dress, casual, athletic, work shoes and slippers. Meldisco sells Footstar-owned brands such as Thom McAn, Cobbie Cuddlers, Cara Mia and Texas Steer. Meldisco sources its footwear under these and other Footstar-owned brand names from overseas factories that manufacture shoes to the specifications provided by Footstar.

a. Kmart

As set forth below, Meldisco has sold or closed down retail operations in all stores but for the Kmart and Rite Aid stores. Footstar’s relationship with Kmart is governed by the Kmart Agreements. The Kmart Agreements allow Footstar to operate a footwear department in each applicable Kmart store. Separate Footstar corporations, known as Shoemart Subsidiaries, operate each footwear department. Footstar owns a 51% equity interest in each of the Shoemart Subsidiaries, while Kmart owns the remaining 49% equity interest in each, with the exception of 29 Shoemart Subsidiaries, in which Footstar owns a 100% equity interest. The Kmart Agreements expire on July 1, 2012, and are renewable for 15-year terms upon mutual agreement, unless terminated earlier, as provided in the Kmart Agreements. Currently, Footstar operates 1,503 Shoemart Subsidiaries.

The Kmart Agreements contain certain performance standards based upon sales volumes and profits. The Shoemart Subsidiaries pay fees to Kmart, the majority of which are based on sales. The Shoemart Subsidiaries also make two additional annual earnings distributions to Kmart based on annual profits. The Shoemart Subsidiaries own the inventory in each of the stores and staff the footwear departments. Under the Kmart Agreements, Kmart collects the gross sales of the Shoemart Subsidiaries and remits such proceeds to Footstar on a weekly basis, less certain fees, as provided for in the Kmart Agreements. On August 12, 2004, the Debtors filed a motion with the Bankruptcy Court seeking authorization to assume the Kmart Agreements. For a more detailed description of the Kmart Agreements, the assumption of the Kmart Agreements, and the litigation with Kmart related thereto, see Section VI.F. below.

b. Relationships with Other Retailers

Prior to the Petition Date, Footstar also had relationships with Gordmans and Federated. A master agreement governed each of these relationships. The master agreement with Gordmans provided Meldisco with authority to sell family footwear in each of the applicable stores. Separate Footstar-owned corporations operated these footwear departments. The master agreement with Federated provided Meldisco with authority to sell children’s footwear in each of the applicable stores. Under the agreements, Footstar paid fees to the retailers, with such fees calculated based on sales performances of each footwear department. Footstar owned the inventory in each of the stores and was responsible for staffing. Under the master agreements, the retailers collected the gross sale proceeds per week and made weekly remittances to Footstar of such proceeds. The retailers deducted their fees from the weekly remittances, as provided for in the master agreements.

In an effort to streamline Meldisco, Footstar evaluated the performance of all of its business relationships and determined that the relationships with Gordmans and Federated were a drain on the Debtors’ estates and should be eliminated. The Bankruptcy Court approved the terminations of the Gordmans and Federated agreements. For a more detailed description of the license agreements and such terminations see Section VI.G. below.

c. Wholesale Arrangements

Meldisco also supplies certain chain retail stores on a wholesale basis through its Stellar Wholesaling, Inc. subsidiary. Currently, Meldisco supplies over 1,500 Wal-Mart stores within the United States and Puerto Rico with Footstar-owned footwear brands, such as Thom McAn. Additionally, Meldisco supplies footwear brands to over 2,500 Rite-Aid stores throughout the eastern half of the United States.

d. Shoe Zone

Prior to the Petition Date, Meldisco operated retail stores that sold family footwear and related leather accessories, such as belts, handbags, and wallets. Shoe Zone stores sold both value-priced family footwear and higher-end footwear and related leather goods. The Shoe Zone stores specialized in the sales of Footstar-owned brands, such as Thom McAn and Cara Mia, in addition to other national footwear brands. Footstar operated 39 Shoe Zone, with 27 stores in Puerto Rico, nine stores in the United States, and three stores in the U.S. Virgin Islands.

During the course of the chapter 11 cases, Footstar evaluated its Shoe Zone retail stores and determined that its continued operation would not benefit the Debtors’ estates. The Bankruptcy Court authorized the Debtors to sell the merchandise and conduct store closing sales at nine Shoe Zone stores located in the United States. In addition, the Bankruptcy Court approved the sale of the remaining Shoe Zone stores in Puerto Rico and store name to Novus, Inc. For a more detailed discussion see Section VI.H.3. below.

2. Athletic

Prior to the Petition Date, Athletic was a branded athletic footwear and apparel business, which operated, as of March 1, 2004, through (i) 428 Footaction, 88 Just For Feet and three Uprise retail stores located throughout the United States and (ii) Internet and service center sales through its Consumer Direct operations.

Athletic specialized in the sale of branded athletic footwear, apparel and accessories. Athletic relied on its relationship with merchandise vendors, as Athletic’s revenues depended upon sales of popular brand-name athletic footwear and apparel. Each of Athletic’s retail chains sold similar products, including footwear and apparel from major brands such as Nike, Reebok, New Balance, Puma, Fila, and Adidas.

a. Footaction

Footaction stores were predominantly located in malls, although some Footaction stores were located at select strip mall locations and others were stand-alone retail stores. Footaction primarily directed its marketing efforts to the 12 to 24 year-old fashion-conscious consumer. To strengthen its appeal to this select target market, Footaction offered the most current and innovative “street inspired” athletic footwear and apparel styles, on an exclusive basis when possible. To effectuate this business model, Footstar had to obtain access to the newest and most popular styles of major brands.

Prior to the Petition Date, numerous Footaction stores operated at a loss. Shortly after the Petition Date, on March 5, 2004, the Debtors filed with the Bankruptcy Court a motion authorizing the liquidation of 75 of their Footaction retail stores. For a more detailed discussion of the auction process and the going out of business sales, see Section VI.H.1. below. In addition, Footstar agreed to sell substantially all of the assets of its Footaction business to Foot Locker, Inc. and certain of its affiliates, including 353 Footaction stores. The Bankruptcy Court approved the sale and on May 7, 2004, the sale was consummated. For a description of that sale and the circumstances related thereto, see Section VI.H.3. below.

b. Just For Feet

Just For Feet stores were large box off-mall stores located primarily in the southern United States that targeted family shoppers. The Just For Feet stores offered a broad product selection of branded athletic footwear and apparel at competitive prices. In March of 2000, Footstar acquired the “Just For Feet” brand-name and 79 stores in connection with Just For Feet Inc.’s chapter 11 proceedings in an effort to expand Footstar’s athletic footwear segment. This investment underperformed, as nearly none of the Just For Feet Locations were ever profitable. As of January 31, 2004, Footstar operated 88 Just For Feet stores. On March 5, 2004, the Debtors sought authority for the liquidation of their entire Just For Feet chain. For a more detailed discussion of the auction process and the going out of business sales see Section VI.H.1. below.

c. Uprise

During 2002, Footaction launched its Uprise retail chain. The Uprise chain targeted the action-sport and fashion conscious suburban teen. The Uprise stores were mall-based. As of the Petition Date, there were 3 Uprise retail stores, each of which was located in Texas. On May 6, 2004, the Bankruptcy Court authorized store closings and the liquidation of the existing merchandise at these Uprise stores. See Section VI.H.3. below.

d. Consumer Direct

During 2002, Footstar began its Consumer Direct business, which sold athletic footwear and apparel through the Internet and customer service centers. Consumer Direct conducted Internet-based sales through the Footaction and Just For Feet websites, and offered athletic footwear and apparel carried at Footaction and Just For Feet stores. The customer service centers provided customer support to the Footaction and Just For Feet stores. Consumer Direct business operations closed in early June of 2004.

3. Corporate Structure

A summary description of Footstar’s organizational structure is set forth below. This summary does not identify all legal entities with the corporate structure. A list of the Debtors is annexed to the Plan as Exhibit A.

B. The Debtors’ Prepetition Capital Structure

1. The Credit Agreement

Prior to the Petition Date, Footstar and Footstar Corporation, a Debtor, were the primary borrowers under the Credit Agreement. The Credit Agreement consisted of a $90 million term loan and $255 million in revolving credit commitments. Each of the Debtors guaranteed the obligations under the Credit Agreement and pledged their assets to secure the Credit Agreement.

As of the Petition Date, under the Credit Agreement, the Debtors had loans and letters of credit outstanding of approximately $229 million, in addition to past due interest in the amount of approximately $50,000 based upon the Debtors’ failure to pay accrued interest due on March 1, 2004, as well as unpaid bank fees of approximately $200,000.

2. Trade Debt

As a retailer of footwear and apparel, both athletic and family, Footstar purchased all of its inventory from merchandisers located throughout the United States and abroad. Footstar’s foreign suppliers are located primarily in the People’s Republic of China. As of the Petition Date, Footstar estimated that it had approximately $143.8 million in trade debt, with $59.7 million representing domestic trade debt and $84.1 million representing debt owed to foreign entities. On March 30, 2004, the Bankruptcy Court authorized the Debtors to satisfy all of the trade debt of their foreign vendors. See Section VI.A.2.

C. Events Leading to the Commencement of the Chapter 11 Cases

The Debtors’ financial difficulties are attributable to a number of different factors, each of which is discussed below.

1. Sales Declines

Prior to the Petition Date, Footstar experienced financial difficulties due to steady sales declines commencing in 2001 and net losses in 2001 and 2002. This trend continued into 2003, with a 13.5% net sales decrease in 2003 as compared against 2002. These sales declines hit Footstar particularly hard for a number of reasons, not the least of which is that most of Footstar’s operating expenses are fixed (such as leases and operational costs of retail locations, warehousing facilities, corporate offices, interest expenses and labor expenses) and do not fluctuate depending on sales performances. Footstar’s declining revenues can be attributed to the poor performance of Footstar’s strategic acquisitions, the poor performance of certain of its retail stores and untimely financial distress of some of its strategic partners, such as Kmart and Ames Department Stores, Inc. Meldisco’s revenues declined in this period due to the financial difficulties of its primary strategic partner, Kmart. On January 22, 2002, Kmart filed for chapter 11 protection. During the first six months of 2002, Kmart closed 283 underperforming stores. During the first four months of 2003, Kmart closed an additional 319 underperforming stores. These store closings had a negative effect on cash flows and profitability during fiscal year 2003, resulting in approximately $300 million in lost Meldisco revenue. The Kmart bankruptcy further eroded Meldisco’s revenues due to significant reduction in foot traffic in the remaining Kmart stores.

2. Unsuccessful Strategic Acquisitions

On March 7, 2000, Footstar acquired 79 Just For Feet stores in an asset sale conducted in Just For Feet, Inc.’s bankruptcy cases. The Just For Feet business had operated at a loss since its acquisition in March 2000. As a result of consistently poor performance in these stores, prior to the Petition Date, Footstar began to streamline Athletic and, in connection therewith, closed approximately 9 Just For Feet stores and 121 Footaction stores in 2002 and 2003.

In February 2001, Footstar acquired leased footwear departments formerly operated by J. Baker, Inc. in 13 retailers for $59 million. This strategic acquisition was plagued by the economic failure of the host stores in which the J. Baker licensed footwear businesses operated. The Meldisco division exited this business by 2003 as a result of the significant financial distress experienced by most of J. Baker’s hosts, including, most importantly, Ames Department Stores, Inc., which filed for bankruptcy protection in August of 2001, and commenced liquidating its entire operation in August of 2002. Meldisco’s exit from the J. Baker business resulted in revenue declines of approximately $200 million. Collectively, the Just For Feet and the J. Baker acquisitions, including both initial purchase price as well as working capital requirements, increased Footstar’s borrowings by an estimated $200 million.

3. Competitive Environment

In addition to the steady sales declines, the Debtors were also operating in an extremely competitive environment. The retail athletic and outdoor footwear industry and discount and family footwear industry is highly competitive. The athletic footwear retail consumer has been served through a variety of distribution options, including mall-based specialty retail stores, department stores, discount retailers, sporting good stores, the internet and retailers providing a large assortment of select lines of merchandise at competitive prices.

4. Restatement of Financial Statements

In the midst of this revenue decline and unsuccessful strategic acquisitions, Footstar had to contend with restating its financial statements for a period that covered five and one-half years. In November 2002, Footstar announced that it had discovered discrepancies in the reporting of its accounts payable balances, and in connection therewith, notified the Securities and Exchange Commission. Footstar immediately commenced its own internal investigation and identified instances of incorrect accounting results. This investigation required significant management attention and resources and, as of the Petition Date, had cost Footstar more than $15 million in professional fees. The restatement reduced earnings by an aggregate of approximately $47.4 million over the five and one-half year period under review from the beginning of fiscal year 1997 through June 29, 2002. Of the $47.4 million in pre-minority interest and pre-tax reduction in earnings, $46.1 million related to accounts payable adjustments and the remaining $1.3 million reflects the net of various adjustments primarily affecting inventory, fixed assets, accrued expenses, minority interests, and consolidation elimination entries. Subsequently, the SEC commenced an investigation into the facts and circumstances giving rise to the reporting discrepancies.

On December 29, 2003, the New York Stock Exchange (“NYSE”) suspended trading in the common stock of Footstar and, at a later date, Footstar’s common stock was delisted. The NYSE stated that it decided to take these actions in view of the overall uncertainty surrounding Footstar’s previously announced restatement of its results for 1997 through 2002 and the continued delay in fulfilling its financial statement filing requirements.

5. The Prepetition Senior Lenders

Prior to the Petition Date, the Debtors’ liquidity needs were met through cash generated from sales and borrowings under the Credit Agreement. However, Athletic and Meldisco, for the reasons described above, may not have generated profits sufficient for the Debtors to satisfy certain financial covenants contained in the Credit Agreement. Additionally, the Debtors were having difficulty in timely filing their restated financials for the 2002 fiscal year, and this delay caused concern among the Debtors’ prepetition lenders. The Debtors explored numerous out of court restructuring alternatives, including selling Athletic and the entire Footstar business, in the hopes of generating incremental liquidity. All of these alternatives proved unsuccessful. The lenders under the Credit Agreement were unwilling to waive defaults thereunder to provide the Debtors with an opportunity to engineer an out of court restructuring or sale of their businesses. Absent filing for bankruptcy protection and obtaining postpetition financing (the details of which are set forth below), the Debtors would not have had the liquidity sufficient to sustain their ongoing operations.

6. Loss of Trade Credit

Prior to the Petition Date, a number of the Debtors’ key suppliers refused to ship merchandise to the Debtors under customary credit terms. This refusal was triggered by a number of different factors, including the announcement of defaults under the Credit Agreement, the delisting of Footstar’s stock from the NYSE, and the earlier news that the Debtors were required to restate their financial statements. This loss of trade credit further strained the Debtors’ liquidity. Reduced trade credit, coupled with depressed earnings and the underperformance of certain acquisitions, prevented the Debtors from generating liquidity sufficient to explore out of court restructuring and/or sale alternatives to the bankruptcy.

D. Prepetition Restructuring Initiatives

In response to continuing decline in the performance of Footstar’s businesses, prior to the Petition Date, Footstar (i) initiated cost reduction and head count reduction programs aimed at aligning its ongoing operating costs with its expected revenues, (ii) initiated aggressive marketing efforts aimed at selling some or all of Athletic’s stores, (iii) obtained waivers from the Prepetition Lenders to remain in compliance with the Credit Agreement, (iv) explored ways to obtain additional liquidity during the restructuring process and (v) negotiated a stipulation with Kmart to ensure that the Shoemart Subsidiaries continue to operate with as little disruption as possible due to the commencement of these chapter 11 cases.

1. Cost Reduction Initiative

From January 2002 through January 2004, Footstar implemented several rounds of cost cutting initiatives. Footstar’s cost cutting initiatives focused on streamlining its operations, including, among other things, closing certain underperforming retail stores in Athletic, consolidating the Just For Feet and Footaction administrative functions, closing excess corporate facilities, reducing corporate administrative expenses, and consolidating approximately 2,500 Rite Aid subsidiaries into a wholesaling relationship with Rite Aid. In connection with these initiatives, as well as layoffs related to the Kmart and J. Baker host store closings, Footstar initiated work-force reductions, resulting in layoffs of approximately 7,000 employees.

2. Prepetition Sales Efforts

In addition, Footstar actively marketed Athletic to potential strategic and financial investors. Such marketing efforts drew expressions of interest, but no buyer committed to purchase Athletic in the time frame required by Footstar. As such, Footstar examined whether reorganizing around a profitable core Athletic business or selling Athletic would yield a greater value to the Debtors’ estates and creditors. Footstar also explored selling its entire business. Liquidity constraints substantially decreased the amount of time the Debtors had to explore these options and effectively prevented the Debtors from exploring all the possibilities of a sale of the entire business.

E. Pending Litigation and Other Proceedings

1. Kmart Litigation

As described above, on August 12, 2004, the Debtors filed a motion to assume the Kmart Agreements. On September 30, 2004, Kmart objected to the Debtors’ motion, arguing, among other things, the Debtors are incapable of assuming the Kmart Agreements. Kmart also cross-moved to lift the automatic stay so that Kmart could terminate the Kmart Agreements. The Debtors and Kmart are currently involved in the discovery stages of this dispute. Pursuant to an order of the Bankruptcy Court, the Bankruptcy Court scheduled a hearing to determine the assumability of the Kmart Agreements on December 15, 2004. If the Debtors are unable to assume the Kmart Agreements and there is no Sale Transaction, creditors and equity holders will not receive distributions or retain equity interests, as applicable, as contemplated by the Plan. Instead, the Debtors will propose a new plan that may provide for (i) the liquidation of the Debtors’ Kmart business operations and (ii) the liquidation or the reorganization of the Debtors’ remaining businesses. Depending on the value realized from such transactions, creditors may not be paid in full on account of their claims and equity holders may not receive any distributions.

2. Derivative Actions

In 2002, plaintiffs filed two derivative actions naming various officers and directors as defendants. The complaints alleged that the named officers and directors breached their fiduciary duties to Footstar by failing to implement and maintain an adequate internal accounting control system and violated federal securities law. The complaints sought unspecified damages against Footstar and costs and expenses associated with the prosecution of the action. The plaintiffs filed the complaints in the United States District Court for the Southern District of New York and in the Supreme Court of the State of New York, Rockland County. The United States District Court for the Southern District of New York consolidated the complaints into a single action. After extensive negotiations with the plaintiffs and the Debtors’ insurance carriers, the Debtors have entered into a settlement with such parties regarding this derivative action. For a more detailed discussion of the settlement see Section VI.I. below.

3. Shareholder Class Actions

In November, 2002 five shareholders filed five separate class action lawsuits against Footstar, J. M. Robinson, the former President, Chairman and CEO and Stephen R. Wilson, Executive Vice President and CFO for alleged violations of securities laws. The complaints alleged that starting in mid-May, 2000 Footstar and the named officers misrepresented Footstar’s financial performance. The complaints seek unspecified monetary damages and costs and expenses associated with the prosecution of the actions. The United States District Court for the Southern District of New York consolidated the complaints into a single action. An amended complaint was filed on March 8, 2004 adding KPMG, L.L.P. and Carlos E. Alberini, the former CFO of Footstar, as named defendants. After extensive negotiations with the plaintiffs and the Debtors’ insurance carriers, the Debtors have entered into a settlement with such parties regarding this class action. See Section VI.I. for a more complete discussion of the settlement.

4. Other Actions

In the ordinary course of their business, the Debtors are defendants in approximately 70 lawsuits which alleged personal injury, employment related actions, real estate related actions and intellectual property matters. Specifically, plaintiffs have commenced (i) 37 personal injury lawsuits alleging liability for slip and fall accidents and products liability, (ii) 22 employment-related lawsuits alleging, among other things, discrimination based on age, race, sex and national origin, (iii) four real estate related lawsuits relating to various lease disputes and (iv) four lawsuits alleging intellectual property causes of action, including trademark infringement, patent litigation and trade dress.

VI.

Significant Events During the Chapter 11 Cases

A. Bankruptcy Filing and First Day Orders

Commencing on March 2, 2004, the Debtors filed their petitions under chapter 11 of the Bankruptcy Code. On that date, the Bankruptcy Court entered certain orders designed to minimize the disruption of the Debtors’ business operations and to facilitate their reorganization. These orders are summarized as follows:

1. Case Administration Orders

These orders facilitated the orderly administration of the Debtors’ chapter 11 cases, as follows: (i) authorizing joint administration of the chapter 11 cases, (ii) establishing interim compensation procedures for professionals, (iii) authorizing employment of professionals utilized in the ordinary course of business, (iv) granting an extension of the time to file the Debtors’ schedules and statements and authorizing the Debtors to file schedules, statements and monthly operating reports on a consolidated basis and (v) authorizing establishment of procedures for notifying creditors of the commencement of the Debtors’ chapter 11 cases and waiving of the requirement for filing a list of creditors.

2. Payments on Account of Certain Prepetition Claims

The Bankruptcy Court authorized the payment of the following prepetition claims: (i) claims for wages, compensation and employee benefits, (ii) claims for sales, use and other excise taxes, (iii) claims of common carriers, third party logistics providers and pool point providers, (iv) prepetition obligations under workers’ compensation programs, liability and property insurance programs and bonds relating thereto and (v) claims of foreign creditors. As of October 2, 2004, the Debtors have made payments totaling approximately $81.7 on account of these claims. Of this amount, approximately $9.5 were related to claims of employees for wages.

3. Business Operations

To minimize disruption to the operation of the Debtors’ businesses caused by the commencement of the chapter 11 cases, the Bankruptcy Court authorized the Debtors to continue certain business practices, as follows: (i) current investment guidelines, (ii) customer programs, (iii) existing bank accounts and business forms, (v) centralized cash management system, (vi) provision of adequate assurance to utility companies and (vii) entry into a stipulation with Kmart regarding adequate protection and the continuation of obligations under the Kmart Agreements.

4. Bankruptcy Matters

In furtherance of the Debtors’ efforts to reorganize, the Bankruptcy Court authorized the following: (i) rejection of four unexpired leases of nonresidential real property, (ii) notification procedures and restriction on the trading of certain interests in the Debtors’ estates, (iii) administrative expense status to undisputed obligations arising from the postpetition delivery of goods ordered in the prepetition period and payment of such claims in the ordinary course of business and (iv) interim postpetition financing under the DIP Credit Agreement on a superpriority basis for $300 million, pending further interim and final hearings.

B. Appointment of the Creditors’ Committee

On March 11, 2004, the United States Trustee for the Southern District of New York, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed the Creditors’ Committee.

The current members of the Creditors’ Committee are set forth below:

New Balance Athletic Shoe, Inc. 20 Guest Street Boston, MA 02135	S. Goldberg & Co., Inc. d/b/a SGFootwear Co. 20 East Broadway Hackensack, NJ 07601-6892

Simon Property Group, LP 115 West Washington Street Indianapolis, Indiana 46204	CP International 165 North Dean Street Englewood, NJ 07631

Mercury International Trading Corporation 19 Alice Agnew Drive North Attleboro, MA 02761 (effective March 16, 2004)	Reebok International Ltd. 1895 J.W. Foster Boulevard Canton, MA 02021

The Creditors’ Committee has retained the following advisors:

Attorneys	Financial Advisors

Kronish Lieb Weiner & Hellman LLP 1114 Avenue of the Americas 7th Floor New York, New York 10036	Deloitte & Touche LLP Two World Financial Center New York, New York 10281-1414

Scarcella Rosen & Slome LLP 333 Earle Ovington Boulevard Ninth Floor Uniondale, New York 11553-3622

Since the appointment of the Creditors’ Committee, the Debtors have consulted with the Creditors’ Committee concerning the administration of the chapter 11 cases. The Debtors have informed the Creditors’ Committee with respect to their operations and have sought concurrence of the Creditors’ Committee for actions and transactions outside of the ordinary course of business. The Creditors’ Committee has participated actively, together with the Debtors’ management and professionals, regarding the Debtors’ business operations, operating performance and business plan.

C. Equity Committee

On April 1, 2004, Kramer Levin Neftalis & Frankel LLP filed a verified statement pursuant to Rule 2019 of the Bankruptcy Rules disclosing its representation of an ad hoc equity committee in the chapter 11 cases. The verified statement also served to disclose the equity ownership interests of the 12 members of the ad hoc equity committee.

On June 22, 2004, the United States Trustee for the Southern District of New York, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed the official Equity Committee. Since its inception, the ad hoc equity committee and thereafter, the Equity Committee, has actively participated in all aspects of the Debtors’ chapter 11 cases.

The current members of the Equity Committee are set forth below:

Couchman Partners, LP 800 Third Avenue, 31st Floor New York, New York 10022	Sagamore Hill Hub Fund Ltd. c/o Sagamore Hill Capital Management LP 10 Glenville Street Greenwich, Connecticut 06831

North Run Capital, LP One International Plaza, Suite 2401 Boston, Massachusetts 02110	Springhouse Capital LLC 520 Madison Avenue, 35th Floor New York, New York 10022

Kirkwood Capital 1634 Ponce de Leon Avenue, # 402 Atlanta, Georgia 30307

The Equity Committee has retained the following advisors:

Attorneys	Financial Advisors

Kramer Levin Neftalis & Frankel LLP 919 Third Avenue New York, New York 10022	Chanin Capital Partners 330 Madison Avenue 11th Floor New York, New York 10017

Mullin Hoard & Brown, L.L.P. 845 Third Avenue New York, New York 10022

D. Retention of Legal Counsel and Financial Advisors

The Bankruptcy Court has entered orders authorizing the Debtors to retain the following professionals to assist in the chapter 11 cases: (i) Weil, Gotshal & Manges LLP as chapter 11 attorneys; (ii) Butler Fitzgerald as conflicts counsel; (iii) FTI Consulting, Inc. as financial advisors; (iv) Abacus Advisors Group LLC as wind-down advisors and consultant; (v) Credit Suisse First Boston LLC as financial advisors; (vi) Ernst & Young, LLP as internal auditors; (vii) KPMG LLP as accountants and auditors; (viii) a joint venture consisting of The Ozer Group LLC, SB Capital Group, LLC, The Nassi Group, LLC, Gordon Brothers Retail Partners, LLC and DJM Asset Management, Inc., as real estate agents and consultants; (ix) Latham & Watkins LLP as special litigation counsel and (x) Colliers Pinkard and Colliers Cauble & Co. as real estate brokers. Pursuant to an order of the Bankruptcy Court, the Debtors have also retained numerous professionals in the ordinary course of business.

E. The Debtors’ Credit Agreements

1. Credit Agreement

Prior to the Petition Date, Footstar and Footstar Corporation, a Debtor, entered into the Credit Agreement, pursuant to which certain lenders, led by Fleet National Bank as administrative agent, extended a credit facility that provided for revolving credit loans and letters of credit of up to $255 million and a term loan of $90 million, each of which were guaranteed by the other Debtors. The obligations of the Debtors pursuant to the Credit Agreement and the guarantees related thereto were secured by substantially all of the Debtors’ assets. As of the Petition Date, the Debtors were each indebted to the lenders in the principal sum of approximately $229 million, plus accrued interest, costs, fees and professional fees and expenses, in addition to other obligations arising under the Credit Agreement.

2. DIP Credit Agreement

The Debtors urgently required working capital to continue their business operations during the course of the chapter 11 cases. However, as of the Petition Date, the Debtors were in default under the Credit Agreement and, as a result, there was no available credit thereunder. Prior to the Petition Date, the Debtors surveyed various sources of financing and determined that the then current syndicate of lenders, acting through their agent, Fleet National Bank, offered the best postpetition financing proposal. The Debtors engaged in extensive negotiations with these lenders, which resulted in an agreement to provide postpetition financing to the Debtors on the terms and conditions set forth in the DIP Credit Agreement.

The DIP Credit Agreement provided the Debtors with up to $300 million in commitments and consisted of a revolving credit facility of up to $240 million (including a last out Tranche B of $30 million and a $75 million sublimit for letters of credit) and a $60 million term loan.

On March 3, 2004, the Bankruptcy Court approved the Debtors’ entry into the DIP Credit Agreement on an interim basis pending a final hearing. On April 16, 2004, the Bankruptcy Court Second Interim Consent Order was signed, extending the approval date of the DIP Credit Agreement, pending final hearing, to May 26, 2004.

3. Amended and Restated DIP Credit Agreement

As explained in detail below, prior to the final hearing to approve the DIP Credit Agreement, the Debtors sold substantially all of the assets of their Athletic business segment. Because the proceeds of the sale were in excess of $200 million, the Debtors reassessed their need for postpetition financing. Given the reduced size of the Debtors’ operations and financial needs of their remaining Meldisco business segment, the Debtors determined that they no longer required a facility of the same size and structure as the DIP Credit Agreement to adequately finance their ongoing operations. The Debtors and the lenders under the DIP Credit Agreement (in consultation with the Creditors’ Committee and the Equity Committee) negotiated certain amendments to the DIP Credit Agreement.

As amended, the Amended and Restated DIP Credit Agreement included, without limitation, the following: (i) elimination of the $60 million term loan through repayment in full of outstanding amounts thereunder; (ii) elimination of the $210 million (Tranche A) revolving loan and $30 million (Tranche B) revolving loan and replacement of those loans with a reduced single revolving loan in the amount of up to $130 million (including the same sublimit of $75 million with respect to letters of credit); (iii) corresponding reduction of the swingline loan sublimit from $35 million to $25 million and (iv) removal of Just for Feet and Footaction inventory from the calculation of the borrowing base. As a condition to termination of the term loan, the Debtors paid the term loan lender an early termination fee, as well as accrued interest and other fees, as provided for in the Amended and Restated DIP Credit Agreement.

A Third Interim Consent Order approving the Amended and Restated DIP Credit Agreement was entered on May 11, 2004 and the Final Order approving the Amended and Restated DIP Credit Agreement was entered on May 25, 2004.

4. DIP and Exit Credit Agreement

On June 28, 2004, the Debtors filed a motion to approve the DIP and Exit Credit Agreement, which further amended the DIP Credit Agreement to provide for continued debtor in possession financing, as well as financing upon emergence from chapter 11. Under the DIP and Exit Credit Agreement, the Debtors have access to up to $100 million of secured debtor in possession financing (including a $75 million sublimit for letters of credit). The Debtors may, at their option, convert the DIP and Exit Credit Agreement to post-Effective Date financing (the “Exit Facility”) which may provide the Debtors with up to $160 million in revolving commitments.

The Exit Facility will enable the Debtors to satisfy obligations arising under the Plan and fund the Debtors’ operations upon emergence from the chapter 11 proceedings. The funds provided under the Exit Facility will be available to the Debtors upon compliance with certain conditions, including, but not limited to: (i) the receipt and approval of the Debtors’ proposed business plan by Fleet National Bank, as agent for the lenders, which will demonstrate average excess availability during a 12-month period in an amount not less than 25% of the average borrowing base for such period after taking into account excess availability covenants and other required reserves; (ii) entry of a final Order by the Bankruptcy Court confirming the Plan and the occurrence of the Effective Date; (iii) assumption of the Kmart Agreements and (iv) excess availability under the DIP and Exit Credit Agreement upon the Effective Date of at least $50 million. The Exit Facility expires three years from the date on which the Exit Facility is effective, provided that the Effective Date occurs on or before March 4, 2006.

On July 22, 2004, the Bankruptcy Court approved the DIP and Exit Credit Agreement. As of August 28, 2004, there were no cash borrowings outstanding and approximately $22.1 million in outstanding letters of credit under the DIP and Exit Credit Agreement.

As discussed in Section VI.F. below, the Debtors and Kmart entered into a stipulation with Kmart. Among other things, the stipulation provided Kmart with a lien and a superpriority claim in respect of prepetition sales remittances Kmart turned over to Footstar prior to the Petition Date. If the Bankruptcy Court authorizes the Debtors to assume the Kmart Agreements, Kmart’s lien and superpriority claim on the prepetition sales remittances to Footstar will be extinguished, as the debt being secured thereby will be satisfied by the Debtors’ cure payment.

F. Relationship with Kmart Corporation

Certain of the Debtors and Kmart are party to the Kmart Agreements, which provide Footstar with the right to operate footwear departments in certain Kmart stores. Footstar operates approximately 1,500 footwear departments in Kmart stores. Each footwear department is a separate corporation, which are collectively known as Shoemart Subsidiaries.

With the exception of 29 of the Shoemart Subsidiaries, which are wholly-owned directly or indirectly by Footstar, Footstar owns a 51% interest in each of the Shoemart Subsidiaries and Kmart directly or indirectly owns the remaining 49% interest. Pursuant to the Kmart Agreements, Kmart collects the gross sales from each entity, and remits such sale proceeds to Footstar, as agent for the entities, on a weekly basis.

Pursuant to the Kmart Agreements, Kmart collects certain fees from and is reimbursed for certain expenses, including the following: (i) a license and advertising fee; (ii) reimbursement for the weekly payroll paid to employees of the Shoemart Subsidiaries by Kmart; (iii) a fee for certain miscellaneous costs, including fixtures, storage space, public liability claims, insurance premiums, trade memberships, charitable contributions, bank card charges, postage, signage, supplies and other incidentals; (iv) a fee for discounts given to employees of the Shoemart Subsidiaries for items purchased at Kmart and (v) a wiring fee for data terminals installed in the footwear departments. Kmart deducts these fees from the weekly payments made to Footstar in accordance with the Kmart Agreements.

In addition to the fees described above, each of the Shoemart Subsidiaries pays Kmart two annual fees, each of which is based upon the profits of the Shoemart Subsidiaries from the previous year. Due to the commencement of the chapter 11 cases, the Shoemart Subsidiaries did not pay Kmart all of these annual fees estimated to be due for the 2003 fiscal year.

To maintain operations of the Shoemart Subsidiaries during the course of the Debtors’ chapter 11 cases with the minimum disturbance to their business, Footstar agreed to provide Kmart with adequate protection in exchange for the receipt of weekly payments and other valuable consideration, all in accordance with the terms of the stipulation signed by Kmart and the Debtors and approved by the Court on March 3, 2004.

As described in Section V.E. above, on August 12, 2004, the Debtors filed a motion to assume the Kmart Agreements. On September 30, 2004, Kmart objected to the Debtors’ motion, challenging (i) the assumability of the Kmart Agreements and (ii) the cure amount associated with the assumption. Additionally, Kmart cross-moved to lift the automatic stay extant under section 362 of the Bankruptcy Code so that Kmart could terminate the Kmart Agreements. The Bankruptcy Court has scheduled a hearing on December 15, 2004 to determine the assumability of the Kmart Agreements. No hearing has been scheduled regarding fixing the cure amount associated with assuming the Kmart Agreements. If the Debtors are unable to assume the Kmart Agreements and there is no Sale Transaction, creditors and equity holders will not receive distributions or retain equity interests, as applicable, as contemplated by the Plan. Instead, the Debtors will propose a new plan that may provide for (i) the liquidation of the Debtors’ Kmart business operations and (ii) the liquidation or the reorganization of the Debtors’ remaining businesses. Depending on the value realized from such transactions, creditors may not be paid in full on account of their claims and equity holders may not receive any distributions.

G. Federated and Gordmans Termination Agreements

1. Federated

On or about December 31, 2001, Footstar entered into a master agreement with Federated, pursuant to which Federated granted Footstar the right to operate the children’s footwear departments in certain Federated stores. After extensive analysis, the Debtors determined to terminate the agreement with Federated because this line of business was not profitable and was not projected to be profitable in the foreseeable future.

On July 23, 2004, the Debtors entered into a termination agreement with Federated that provided for the termination of the Debtors’ right to sell footwear in Federated’s stores. The termination agreement provided that the Debtors and Federated will consolidate the footwear departments into a few remaining footwear departments, with all remaining footwear inventory to be transferred to certain Federated stores for orderly liquidation. Pursuant to the terms of the termination agreement, the master agreement terminated on September 15, 2004. The Debtors were authorized to terminate the agreement with Federated pursuant to the terms of the settlement procedures order (described below) and obtained the consent of the Creditors’ Committee, the Equity Committee and the lenders under the DIP and Exit Credit Agreement as required thereunder.

2. Gordmans

On January 7, 2002, the Debtors entered into an agreement with Gordmans. The agreement granted the Debtors the right to sell footwear and related shoe accessories in the footwear departments of Gordmans stores. After extensive analysis, the Debtors determined to terminate the agreement with Gordmans because this line of business was not profitable and was not projected to be profitable in the foreseeable future.

On May 4, 2004, the Debtors entered into an agreement with Gordmans to terminate the Debtors’ right to sell footwear in Gordmans’ stores. Pursuant to this termination agreement, Gordmans agreed to purchase all footwear inventory located in the Footwear Departments for a price based on the Debtors’ cost. On June 10, 2004, the Debtors filed a motion seeking approval of (i) the termination agreement, (ii) the settlement of certain claims with Gordmans under Bankruptcy Rule 9019 and (iii) the sale of all footwear inventory to Gordmans outside the ordinary course of business, and free and clear of all liens, claims or encumbrances, pursuant to section 363 of the Bankruptcy Code. On July 7, 2004, the Bankruptcy Court authorized the termination agreement, the sale of inventory and the settlement of claims. Pursuant to the terms of the termination agreement, the master agreement terminated on July 9, 2004.

H. Sale of Certain Business Units

1. Store Closing Sales

Immediately after the Petition Date, the Debtors determined that the Just For Feet retail chain, comprised of 88 stores, and 75 Footaction stores were underperforming and required immediate liquidation. As a result of this analysis, the Debtors obtained approval from the Bankruptcy Court to conduct an auction for the employment of a liquidation agent and, thereafter, to conduct store closing and going out of business sales at these store locations.

In accordance with procedures established by the Bankruptcy Court, the Debtors used their best efforts to solicit bids from major liquidation firms throughout the United States. Several liquidation firms expressed interest in being engaged as the Debtors’ liquidating agent and submitted bids. Hilco Merchant Resources (“Hilco”) submitted the best and highest bids. On March 18, 2004, the Bankruptcy Court approved the liquidation sales and the Debtors’ agency agreements with Hilco. The Debtors entered into two agency agreements with Hilco, one for the liquidation of merchandise in Footaction stores, and one for liquidation of merchandise in Just For Feet stores.

Pursuant to the agency agreement for the liquidation of the Footaction stores, Hilco agreed to pay to the Debtors 41.25% of aggregate retail price of all merchandise. Pursuant to the agency agreement for the liquidation of the Just for Feet stores, Hilco agreed to pay to the Debtors 45.25% of aggregate retail price of all merchandise. For all stores, for any amounts received above that amount, Hilco would receive 2% of the aggregate retail price of all merchandise as a fee, in addition to its agreed expenses. The Debtors and Hilco would share the remaining proceeds, 60% to the Debtors and 40% to Hilco.

2. Nike Litigation

Since the formation of Footstar in 1996, Nike USA, Inc. (“Nike”) had supplied athletic footwear and apparel to the Debtors’ Athletic division. Footstar was one of Nike’s largest customers worldwide, and the majority of footwear and apparel sold by Athletic was purchased from Nike. Prior to the Petition Date, Nike historically provided the Debtors with an 11% discount on goods. On March 8, 2004, Nike notified the Debtors that it no longer would extend the discount, citing the Debtors’ failure to pay approximately $8 million of prepetition claims owed to Nike.

On March 16, 2004, the Debtors requested the Bankruptcy Court to hold Nike in civil contempt for violation of the automatic stay under section 362 of the Bankruptcy Code and to grant compensatory and punitive damages. The Debtors also sought a temporary restraining order and preliminary injunction pending resolution of the motion for an order holding Nike in contempt. On March 16, 2004, the Bankruptcy Court held a hearing and encouraged the Debtors and Nike to reach a consensual resolution. After extensive negotiations, Nike agreed to continue to ship to the Debtors consistent with past business practices, but only for a limited period of time.

3. Sale of the Athletic Division

a. The Motion to Sell the Assets of Athletic

As the sale of Nike’s products dominated Athletic’s revenues, Nike’s refusal to commit to supply the Debtors on normal business terms beyond a limited period forced the Debtors to re-evaluate whether Athletic could be run profitably without Nike’s cooperation. After considering numerous options, the Debtors decided that a public sale of Athletic was the likeliest way to maximize value for the Debtors’ estate. Accordingly, on March 26, 2004, the Debtors filed a motion seeking authority to (i) sell all or substantially all of the assets of their Athletic business, (ii) conduct an auction relating to the sale of such assets and (ii) establish bidding procedures in connection with the auction. By order dated April 6, 2004, the Bankruptcy Court approved the auction procedures.

In connection with the motion to sell Athletic, the Debtors solicited offers for the purchase of Athletic’s assets. In anticipation of the auction, the Debtors solicited numerous types of bids for Athletic’s assets, including going concern bids, liquidation bids, lease purchase bids, and any combination of the foregoing. The Debtors also conducted discussions with certain strategic and financial purchasers and provided due diligence packages to all interested parties.

b. The Foot Locker Sale

On April 9, 2004, the Debtors received a going concern bid from Foot Locker to purchase substantially all of the assets of the stores of the Athletic business, including the leases and inventory at 349 of the Debtors’ remaining 353 Footaction retail stores, along with the remaining inventory from the other four remaining stores. Since the Debtors did not receive any bids comparable to the Foot Locker bid, on April 13, 2004, the Debtors entered into an agreement with Foot Locker for the purchase price of $160 million. As no other bid was comparable to Foot Locker’s bid, the Debtors removed the assets from the auction. In response, a competing bidder, The Finish Line, Inc., submitted a joint bid with Hilco for substantially the identical assets, with a face amount of $210 million. In response, Foot Locker increased its purchase price to $225 million. On April 26, 2004, the Court entered an order approving the sale to Foot Locker. The sale to Foot Locker was consummated on May 7, 2004. After effectuating certain purchase price adjustments contained in the agreement with Foot Locker, the Debtors received approximately $210 million from the sale, approximately $10.7 million of which remains in escrow subject to the satisfaction of certain conditions.

c. Remaining Athletic Leases

On April 16, 2004, the Debtors conducted an auction for 14 leases not included in the Foot Locker bid. Approximately 10 bidders submitted bids for the purchase of these leases. The auction generated approximately $790,000 to the Debtors’ chapter 11 estates.

Additionally, Abacus and the Joint Venture marketed the remaining Athletic segment leases. Certain of the landlords entered into lease termination agreements, and thereby waived their claims to damages. The Debtors entered into 20 lease termination agreements.

Five other leases were successfully marketed and resulted in the execution of assumption and assignment agreements.

d. Sale of Mira Loma Distribution Center

The Debtors owned an integrated warehouse, distribution and office facility located in Mira Loma, California. Because the Debtors had exited the Athletic business, the Debtors no longer required the real estate, office space and distribution facility at Mira Loma. Accordingly, the Debtors began to market the Mira Loma property to interested parties. The Debtors identified numerous interested parties and conducted an auction for the Mira Loma property. On July 20, 2004, the Bankruptcy Court approved the sale of the Mira Loma property to Thrifty Oil Co. for a purchase price of $28 million. Additionally, the Debtors negotiated with the prospective new tenant of Mira Loma, FMI International, LLC, so that the Debtors’ distribution needs for Meldisco could be satisfied.

e. Sale of Gaffney Distribution Center

The Debtors owned an integrated warehouse and distribution facility located in Gaffney, South Carolina. Because the Debtors had successfully exited the Athletic business, the Debtors no longer required the real estate and distribution facility at Gaffney. Accordingly, the Debtors began to market the Gaffney property to interested parties. The Debtors identified numerous interested parties and planned an auction for the Gaffney property on September 14, 2004. On September 2, 2004, NBTY, Inc. filed an application for an order to show cause to stay the Gaffney auction. After a telephonic hearing, the Bankruptcy Court entered an order denying the application to stay the Gaffney auction. The Debtors conducted the auction on September 14, 2004 and ADS Logistics Services – Gaffney LLC submitted the highest bid. On September 9, 2004, the Bankruptcy Court approved the sale of the Gaffney property to ADS Logistics Services – Gaffney LLC for a purchase price of $20,250,000.

f. Sale of Hurst Property

The Debtors owned real and personal property at Hurst Plaza in Tarrant County, Texas. Because the Debtors had successfully exited the Athletic business, the Debtors no longer required the real estate at Hurst, which had previously been a location for a Just For Feet store. Accordingly, the Debtors began to market the Hurst property to interested parties. The Debtors identified numerous interested parties and conducted an auction for the Hurst property. On September 9, 2004, the Bankruptcy Court approved the sale of the Hurst property to The Katz Family Trust for a purchase price of $2,500,000.

g. Sale of Knoxville and Orlando Properties

The Debtors owned real and personal property in Knoxville, Tennessee and Orlando, Florida. Because the Debtors successfully exited the Athletic business, the Debtors no longer required the Knoxville and Orlando properties, which had previously been locations for Just For Feet stores. Accordingly, the Debtors engaged in an extensive marketing process for these properties. The Debtors identified interested parties and conducted an auction for the Knoxville and Orlando properties. On October 14, 2004, the Bankruptcy Court approved the sale of the Knoxville property to Steven Levin for a purchase price of $1,450,000 and the Orlando property to The Katz Family Trust for a purchase price of $2,100,000.

4. Shoe Zone/Uprise Store Closing Sales

As a result of the Debtors’ continued analysis of both the Athletic and Meldisco businesses, the Debtors determined that Athletic’s Uprise chain, which was comprised of three stores, and six of Meldisco’s Shoe Zone stores located in the United States, were underperforming and required immediate liquidation to maximize the value of the merchandise therein.

By motion dated April 20, 2004, the Debtors sought authority to conduct store closing, going out of business, or similar sales at the Uprise and Shoe Zone stores. Because of the small number of stores involved, the Debtors did not require the assistance of a liquidating agent to assist with the disposition of the merchandise. Instead, the Debtors sought authority for self-liquidation of the Uprise and Shoe Zone stores as the most feasible, economical, and efficient means of achieving the disposition of the merchandise. On May 6, 2004, the Court entered an order authorizing the Debtors to conduct such sales.

5. Shoe Zone Sale

Since the Petition Date, the Debtors had analyzed the costs and benefits of continuing operations at their Shoe Zone retail stores located in Puerto Rico and the U.S. Virgin Islands. As noted above, the Debtors had initially determined to liquidate six of the Shoe Zone stores located in the mainland United States. However, the Debtors determined that the remaining Shoe Zone stores in Puerto Rico and the U.S. Virgin Islands were a drain on the Debtors estates and should be liquidated. Specifically, these stores incurred operating losses in 2003 and were projected to incur losses in 2004. There were substantial selling, general and administrative costs related to running these stores. To achieve the scale necessary to operate a healthy and profitable chain would have required the Debtors to invest significant capital to build additional stores. Also, because Shoe Zone is a relatively new chain not recognized by most consumers, the Debtors would have had to make a substantial investment in advertising to increase sales. Taking into account the level of additional investment coupled with historic and projected operating losses, the Debtors determined that the sale of these Shoe Zone stores was the best way to maximize the value of that business.

Accordingly, the Debtors engaged in the process of marketing and soliciting offers for these Shoe Zone stores and related assets. In response to these efforts, the Debtors received an offer from Novus, Inc. for the package of Shoe Zone stores in Puerto Rico as a going concern. Based upon the absence of any offer for a significant portion of the Shoe Zone stores and the absence of even the prospect of any offer comprising comparable economic terms to that of the Novus offer, the Debtors determined that the proposed sale transaction between the Debtors and Novus would provide the greatest recovery to the Debtors’ estates. After extensive negotiations, on May 17, 2004, the Debtors and Novus entered into an Asset Purchase Agreement for the Puerto Rico Shoe Zone stores.

On July 14, 2004, the Bankruptcy Court authorized the sale of these Shoe Zone stores to Novus. The Debtors received approximately $5.5 million from this sale, subject to certain adjustments. The Debtors self-liquidated the three Shoe Zone stores located in the U.S. Virgin Islands.

I. AIG Settlement

By motion dated June 8, 2004, the Debtors sought approval of a settlement agreement with AIG Technical Services, Inc., on behalf of Illinois National Fire Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA (“AIG”). The AIG settlement resolved (i) an insurance coverage dispute, (ii) certain class action lawsuits and (iii) certain derivative lawsuits.

As noted previously, due to certain accounting inaccuracies, the Debtors were required to restate their financial statements for a period of time spanning five and one-half years. The announcement of the restatement triggered numerous lawsuits against the Debtors and certain of its officers and directors. Specifically, stockholders filed (i) class-action lawsuits against Footstar and certain of its officers and a director and (ii) derivative lawsuits on Footstar’s behalf against certain of Footstar’s officers and directors.

The Debtors’ insurance carrier indicated its intention to deny coverage under the Debtors’ prepetition insurance policy for matters relating to these actions. Any failure to provide coverage placed at risk the primary asset available to satisfy defense costs and compensate for any liability resulting from these litigations.

To resolve all disputes associated with the restatement-related litigation and the insurance coverage in respect thereto, the Debtors entered into settlements with AIG and the plaintiffs in the underlying lawsuits. Specifically, the Debtors entered into three interrelated settlements: (i) a settlement with its insurance carrier, thereby availing the Debtors of insurance proceeds in connection with the restatement-related litigation; (ii) a settlement of the class action lawsuits instituted against Footstar whereby $14.3 million of the insurance proceeds will be made available to the class of stockholders represented in those lawsuits and (iii) a settlement of the derivative lawsuits brought on Footstar’s behalf, which actions became property of the estates as a result of the chapter 11 filings. The AIG settlement also ensures reimbursement of some of the Debtors’ legal expenses in connection with the class action lawsuits, derivative lawsuits and other proceedings related to the restatement.

On July 1, 2004, the Bankruptcy Court entered an order approving these settlements.

J. John Michael Robinson Stipulation

On September 13, 2003, Footstar terminated John Michael Robinson, the Debtors’ former Chairman of the Board of Directors, President and Chief Executive Officer. On October 15, 2003, Mr. Robinson initiated an arbitration proceeding against Footstar seeking payments purportedly due to him under his employment agreement. On November 11, 2003, Footstar issued a press release stating that Mr. Robinson’s employment was terminated “for cause” and asserted counterclaims in the arbitration. Mr. Robinson filed a petition in the United States District Court for the Southern District of New York for a determination that Footstar’s counterclaims were not capable of being arbitrated. The commencement of the Debtors’ chapter 11 cases stayed the arbitration and any decision as to the arbitrability of Footstar’s counterclaims in the district court proceeding.

By motion filed on May 10, 2004, Mr. Robinson sought relief from the automatic stay to permit (i) the arbitration to proceed to judgment and (ii) the district court to decide the proceeding before it. After extensive negotiations, the Debtors entered into a stipulation with Mr. Robinson to resolve (i) issues of the status of his termination and (ii) the amount Footstar owes Mr. Robinson under the applicable employment agreement as a result of his termination. The Robinson Settlement provides Mr. Robinson with a press release and written acknowledgement that his termination was not “for cause” and $5 million in full satisfaction of Mr. Robinson’s claims against Footstar. On July 1, 2004, the Bankruptcy Court approved the Robinson Settlement.

K. De Minimis Assets Sale Procedures

By Motion dated May 11, 2004, the Debtors requested to establish procedures to sell property of de minimis value in accordance with prior practice and in consultation with the Creditors’ Committee and the Equity Committee. The procedures allow the Debtors to conduct sales for $250,000 or less, with notice and opportunity to be heard by the Creditors’ Committee and the Equity Committee, without further authorization from the Court. On June 3, 2004, the Court entered an order establishing the de minimis asset sale procedures.

L. Lease Rejection and Abandonment Procedures

The Debtors are parties to hundreds of contracts and leases, including approximately 600 unexpired real property leases, numerous personal property leases, and other executory contracts. By Motion dated March 26, 2004, the Debtors sought approval procedures to facilitate an expeditious and efficient process for rejecting such burdensome leases and contracts. The procedures required the Debtors to give notice and an opportunity to be heard to the counter-party to the applicable lease or contract, the Creditors’ Committee, the Postpetition Lenders and the Equity Committee. The Motion also requested authority for the Debtors to establish procedures to abandon property with little or no value to the estates.

The Court entered an order on April 12, 2004, approving the Lease Rejection Procedures. As of September 1, 2004, 127 leases have been rejected pursuant to the Lease Rejection Procedures.

M. Settlement Procedures

Prior to the Commencement Date, in the ordinary course of their businesses, the Debtors’ management investigated, evaluated and resolved claims or potential causes of action asserted by or against the Debtors. Depending upon the specific facts and the risks involved in engaging in litigation with respect to such claims, the Debtors, in the exercise of their business judgment, would make appropriate offers to settle such claims.

By Motion dated May 14, 2004, the Debtors sought to liquidate prepetition claims and damage claims resulting from the rejection of leases and executory contracts by establishment of procedures to settle claims in accordance with prior practice and in consultation with the Creditors’ Committee, the Equity Committee, the lenders under the DIP and Exit Credit Agreement and the U.S. Trustee. Specifically, the Debtors requested authority to (i) settle prepetition claims where the proposed settlement amount is not more than $250,000 and (ii) enter into compromises and settlements to resolve rejection damage claims, which settlements and compromises may provide for granting non-Debtor parties allowed claims against the estates or for immediate payments in cash. On May 27, 2004, the Bankruptcy Court authorized the Debtors to implement the guidelines and procedures outlined above with respect to the compromise and settlement of Settlement Procedures Claims.

N. Key Employee and Key Executive Retention Program

By motion dated April 20, 2004, the Debtors sought to (i) assume the employment agreement of its current Chief Executive Officer and President, Dale W. Hilpert and (ii) establish a key employee retention plan.

1. Hilpert Employment Agreement

On January 15, 2004, the Board of Directors named Dale W. Hilpert as Chairman, President, and Chief Executive Officer of Footstar, Inc. Just prior to the Petition Date, the Debtors realized that Mr. Hilpert’s guidance and direction would be crucial throughout their chapter 11 cases, and so, on March 1, 2004, the Debtors amended Mr. Hilpert’s employment agreement to further incentivize him to continue employment with the Debtors’ through the conclusion of their chapter 11 proceedings. Mr. Hilpert spearheaded the sale to Foot Locker of a large portion of the Debtors’ Athletic business segment.

Mr. Hilpert’s employment agreement is for a term beginning March 1, 2004 to the later of (i) January 19, 2006 or (ii) the Effective Date. Base salary under the employment agreement is payable as follows: (i) $2,125,000 initial salary for the fiscal year ending January 1, 2005 and (ii) $850,000 subsequent annual salary, subject to annual review for increase at the discretion of the compensation committee of the Footstar Board of Directors, and with approval of the Bankruptcy Court. For the 2005 fiscal year, Mr. Hilpert is eligible to participate in Footstar’s annual incentive award plan, with a target annual incentive award opportunity of 150% of Base Salary. Mr. Hilpert is eligible for an additional incentive award in the amount of $1.7 million conditioned on the Debtors’ emergence from chapter 11, payable at varying intervals after the Effective Date.

2. Employee Retention Plan

During the course of streamlining their workforce, the Debtors identified key employees who possessed unique knowledge, skills, and experience that are vital to the business enterprise and, in many cases, impracticable to replicate. The continued employment and dedication of these key employees was identified as essential to the preservation of the value of the Debtors’ estates and to an eventual reorganization under chapter 11.

The retention plan is divisible into three parts: (i) a retention bonus, (ii) severance and (iii) disposition of the deferred compensation plan. The retention bonus plan covers 32 of the Debtors’ key employees, with awards ranging from $15,000 to $936,000, with payments made upon involuntary termination or completion. In addition, a discretionary pool of up to $1 million may be awarded at the CEO’s discretion to reward the performance of other employees not included in the retention bonus plan. The Debtors’ severance program includes five senior level executives. The severance program provides for varying levels of severance, ranging in duration depending on position. Employees are eligible for severance if the employee is permanently terminated as a result of reduction in workforce or elimination of position. Additionally, participants in the Debtors’ deferred compensation plan will receive the contributions they made thereunder. The Debtors deferred compensation plan was terminated and paid out. It was an elective benefit program providing a non-qualified deferred compensation plan in which 12 of the Debtors’ employees participated. The total payout of the deferred compensation plan is $650,000.

On May 6, 2004, the Bankruptcy Court entered an Order approving the Debtors’ retention bonus plan, severance program and deferred compensation plan payout. On May 28, 2004, the Bankruptcy Court entered an order approving the Debtors’ assumption of Mr. Hilpert’s employment agreement.

O. Claims Process and Bar Date

1. Schedules and Statements

On June 15, 2004, the Debtors filed with the Bankruptcy Court their schedules of liabilities and on June 30, 2004, the Debtors filed with the Bankruptcy Court, their statements of financial affairs and schedules of assets. The Debtors filed three sets of schedules, filed on a consolidated basis for the Athletic division, the Meldisco division and the Debtors’ corporate operations. One statement of financial affairs was filed on a consolidated basis for all Debtors.

2. Bar Date

By order dated June 25, 2004, the Bankruptcy Court fixed July 30, 2004 at 5:00 p.m., as the date and time by which proofs of claim were required to be filed in the Debtors’ bankruptcy cases, except that (i) governmental entities had until August 30, 2004 at 5:00 p.m. and (ii) the IRS had until October 29, 2004 at 5:00 p.m. to timely file proofs of claim against the Debtors. In accordance with instructions from the Bankruptcy Court, on or about June 10, 2004, notices informing creditors of the last date to timely file proofs of claims, and a “customized” proof of claim form, reflecting the nature, amount, and status of each creditor’s claim as reflected in the schedules of assets and liabilities, were mailed to all creditors listed on the schedules of assets and liabilities. On July 2, 2004, a date at least twenty-five (25) days prior to the Bar Date, the Debtors caused to be published once in The Wall Street Journal (National Edition) and The New York Times (National Edition), notice of the last date to timely file proofs of claim.

3. Omnibus Claims Objection

As described above, unsecured claims in excess of $200 million have been asserted against the Debtors. In an effort to get a more accurate picture of the true nature and extent of the unsecured claims, the Debtors commenced objecting to certain categories of unsecured claims by filing its First Omnibus Objection to Claims Filed Against the Debtors on October 22, 2004. The Debtors anticipate more objections will be filed shortly.

To date, the omnibus objections have included, without limitation, objections to claims which were (i) duplicate of other claims or superceded by later claims and (ii) claims that were filed after the expiration of the Bar Date or the Government Bar Date, as applicable. The Debtors anticipate filing several more omnibus claims objection motions, as well as objections to specific claims, before and after any confirmation of a plan of reorganization.

VII.

Governance of Reorganized Footstar

A. Board of Directors

If a Reorganization Transaction is effected, the initial Board of Directors of Reorganized Footstar will be disclosed at least 10 days before the hearing to confirm the Plan.

B. Senior Management

If a Reorganization Transaction is effected, Footstar plans to appoint Jeffrey A. Shepard as its new chief executive officer. Other members of senior management will include William Lenich, Executive Vice President, Michael E. Hills, Senior Vice President, Business Development, Dennis M. Lee, Senior Vice President, Human Resources, Michael J. Lynch, Senior Vice President, Finance, Randall S. Proffitt, Senior Vice President, Store Operations, Maureen Richards, Senior Vice President, General Counsel, and Stuart E. Werner, Senior Vice President, Chief Information Officer.

C. The Liquidating Trust

1. Establishment of Liquidating Trust and Distribution of Beneficial Interests

If a Sale Transaction is effected and the Debtors elect not later than 10 days prior to the Effective Date to utilize a Liquidating Trust to facilitate the liquidation and winding up of the Debtors, the Debtors will transfer the Liquidating Trust Assets to the Liquidating Trust on the Effective Date for the benefit of the holders of allowed General Unsecured Claims and Footstar Equity Interests. In such event, in lieu of having a continuing right under the Plan against the Reorganized Debtors to receive the proceeds, or any portion thereof, from the Sale Transaction and the Liquidating Trust Assets, the holders of allowed General Unsecured Claims and Footstar Equity Interests will receive beneficial interests in the Liquidating Trust entitling them to share in the proceeds of the Liquidating Trust Assets on the same relative basis as provided in Article IV of the Plan.

If the Debtors elect to establish a Liquidating Trust as provided in the Plan, then, on or prior to the Effective Date, the Liquidating Trust Agreement will be executed, and all other necessary steps will be taken to establish the Liquidating Trust and the beneficial interests therein in accordance with Section V of the Plan. If there is any conflict between the terms of the Plan and the terms of the Liquidating Trust Agreement, the terms of the Liquidating Trust Agreement will control.

2. Purpose of Liquidating Trust.

The Liquidating Trust will be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

3. Liquidating Trust Assets

The Liquidating Trust will consist of the Liquidating Trust Assets. Any cash or other property received from third parties from the Sale Transaction or from the prosecution, settlement or compromise of avoidance actions will constitute Liquidating Trust Assets for purposes of distributions under the Liquidating Trust. On the Effective Date, the Debtors will transfer all of the Liquidating Trust Assets to the Liquidating Trust free and clear of all liens, claims and encumbrances, provided, however, that all such assets will be transferred to the Liquidating Trust subject to (i) any Claims in Article II and Article IV of the Plan (other than General Unsecured Claims) that have not been paid or allowed as of the Effective Date (but which are subsequently allowed), (ii) any expenses incurred and unpaid, or to be incurred by the Debtors in respect of consummation of the Plan and winding up of the estates and (iii) any post-Effective Date obligations of the Debtors. In addition, all bank accounts established by the Debtors to fund all claims receiving cash payments will be held by the Liquidating Trustee in the name of the Liquidating Trust subject to the provisions of the Plan, and the Liquidating Trust will have no greater rights to such bank accounts than the rights of the Debtors.

4. Governance of Liquidating Trust

The Liquidating Trust will be governed by the Liquidating Trustee.

5. The Liquidating Trustee

If a Sale Transaction is effected and the Debtors elect to appoint a Liquidating Trustee, the Liquidating Trustee will be designated by Footstar (in consultation with the Creditors’ Committee and with the consent of the Equity Committee) not later than 10 days prior to the Effective Date. The designation of the Liquidating Trustee will be effective on the Effective Date without the need for a further order of the Bankruptcy Court.

6. Role of the Liquidating Trustee

In furtherance of, and consistent with, the purpose of the Liquidating Trust and the Plan, the Liquidating Trustee will (A) have the power and authority to hold, manage, sell and distribute the Liquidating Trust Assets to the holders of allowed General Unsecured Claims and Footstar Equity Interests, (B) hold the Liquidating Trust Assets for the benefit of the holders of allowed General Unsecured Claims and Footstar Equity Interests, (C) have the power and authority to hold, manage, sell and distribute cash or non-cash Liquidating Trust Assets obtained through the exercise of its power and authority, (D) have the power to prosecute and resolve, in the names of the Debtors and/or the Liquidating Trustee, avoidance actions, (E) have the power and authority to prosecute and resolve objections to disputed General Unsecured Claims, (F) have the power and authority to perform such other functions as are provided in the Plan and (G) have the power and authority to administer the closure of the Debtors’ chapter 11 cases. The Liquidating Trustee will be responsible for all decisions and duties with respect to the Liquidating Trust and the Liquidating Trust Assets. In all circumstances, the Liquidating Trustee will act in the best interests of all beneficiaries of the Liquidating Trust and in furtherance of the purpose of the Liquidating Trust.

After the certificates of cancellation, dissolution or merger for all the Debtors have been filed in accordance with Section V of the Plan, the Liquidating Trustee will be authorized to exercise all powers regarding the Debtors’ tax matters, including filing tax returns, to the same extent as if the Liquidating Trustee were the Debtors. The Liquidating Trustee will (A) complete and endeavor to file within 90 days of the filing for dissolution by Footstar, if not previously filed, the Debtors’ final federal, state and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors under section 505(b) of the Bankruptcy Code for all tax periods of the Debtors ending after the Commencement Date through the liquidation of the Debtors as determined under applicable tax laws, if not previously requested and (C) represent the interests of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding or audit.

7. Nontransferability of Liquidating Trust Interests

The beneficial interests in the Liquidating Trust will not be certificated and are not transferable (except as otherwise provided in the Liquidating Trust Agreement).

a. Cash

The Liquidating Trustee may invest cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings or other controlling authorities.

8. Costs and Expenses of the Liquidating Trustee

The costs and expenses of the Liquidating Trust, including the fees and expenses of the Liquidating Trustee and its retained professionals (with the exception of those incurred in connection with the pursuit of avoidance actions), will be paid out of the Liquidating Trust Assets. Such costs and expenses will be considered administrative expenses of the Debtors’ estates.

9. Compensation of the Liquidating Trustee

The Liquidating Trustee will be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of bankruptcy proceedings.

10. Distribution of Liquidating Trust Assets

The Liquidating Trustee will distribute at least annually and in accordance with the Liquidating Trust Agreement, beginning on the Effective Date or as soon thereafter as is practicable, the Liquidating Trust Assets on hand (including any cash received from the Debtors on the Effective Date, and treating as cash for purposes of this Section any permitted investments under Section V of the Plan), except such amounts (i) as would be distributable to a holder of a disputed claim if such disputed claim had been allowed prior to the time of such distribution (but only until such claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets) and (iv) to satisfy other liabilities incurred by the Liquidating Trust in accordance with the Plan or the Liquidating Trust Agreement. If at any time the Liquidating Trustee determines that the expense of administering the Liquidating Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the Liquidating Trust, the Liquidating Trustee will apply to the Bankruptcy Court for authority to donate any balance to a charitable organization exempt from federal income tax under section 501(c)(3) of the Tax Code that is unrelated to Footstar, the Liquidating Trust and any insider of the Liquidating Trustee. Notice of such application will be given electronically, if practicable, to those parties who have filed requests for notices and whose electronic addresses remain current and operating.

11. Retention of Professionals by the Liquidating Trustee

The Liquidating Trustee may retain and reasonably compensate counsel and other professionals to assist in its duties as Liquidating Trustee on such terms as the Liquidating Trustee deems appropriate without Bankruptcy Court approval. The Liquidating Trustee may retain any professional who represented parties in interest in the Debtors’ chapter 11 cases.

12. Federal Income Tax Treatment of Liquidating Trust

a. Liquidating Trust Assets Treated as Owned by Creditors and Equity Interest Holders.

For all federal income tax purposes, all parties (including, without limitation, the Debtors and the holders of allowed General Unsecured Claims and Footstar Equity Interests) will treat the transfer of the Liquidating Trust Assets to the Liquidating Trust for the benefit of the holders of allowed General Unsecured Claims and Footstar Equity Interests, whether allowed on or after the Effective Date, as (A) a transfer of the Liquidating Trust Assets directly to the holders of allowed General Unsecured Claims and Footstar Equity Interests in satisfaction of such claims and Equity Interests (other than if allocable to disputed General Unsecured Claims) followed by (B) the transfer by such holders to the Liquidating Trust of the Liquidating Trust Assets in exchange for beneficial interests in the Liquidating Trust. Accordingly, the holders of such claims and Equity Interests will be treated for federal income tax purposes as the grantors and owners of their respective shares of the Liquidating Trust Assets (absent a determination by the Internal Revenue Service to the contrary).

b. Tax Reporting.

The Liquidating Trustee will file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with the Plan. The Liquidating Trustee will also annually send to each record holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The Liquidating Trustee will also file (or cause to be filed) any other statements, returns, or disclosures relating to the Liquidating Trust that are required by any governmental unit.

As soon as possible after the Effective Date the Liquidating Trustee will make a good faith valuation of the Liquidating Trust Assets. Such valuation will be made available from time to time, if relevant, and used consistently by all parties (including, without limitation, the Debtors and the holders of allowed claims and Footstar Equity Interests) for all federal income tax purposes.

Allocations of Liquidating Trust taxable income will be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its other assets (valued at their tax book value) to the holders of the Liquidating Trust interests (treating any pending disputed General Unsecured Claims as if they were allowed claims) in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose will equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable tax regulations and other applicable administrative and judicial authorities and pronouncements.

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee will (1) treat any Liquidating Trust Assets allocable to, or retained on account of, disputed General Unsecured Claims as held by a discrete trust for federal income tax purposes (the “Liquidating Trust Claims Reserve”), consisting of separate and independent shares to be established in respect of each disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (2) treat as taxable income or loss of the Liquidating Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of disputed General Unsecured Claims had such claims been allowed on the Effective Date (but only for the portion of the taxable year with respect to which such claims are unresolved), (3) treat as a distribution from the Liquidating Trust Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any disputed General Unsecured Claims resolved earlier in the taxable year, if such distributions relate to taxable income or loss of the Liquidating Trust Claims Reserve determined in accordance with the provisions hereof, and (4) if permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All holders of General Unsecured Claims and Footstar Equity Interests will report, for tax purposes, consistent with the foregoing.

The Liquidating Trustee will be responsible for payments, out of the Liquidating Trust Assets, of any taxes imposed on the Liquidating Trust or the Liquidating Trust Assets, including the

Liquidating Trust Claims Reserve. If any cash retained on account of disputed General Unsecured Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, disputed General Unsecured Claims, such taxes will be (1) reimbursed from any subsequent cash amounts retained on account of disputed General Unsecured Claims or (2) if such disputed General Unsecured Claims have subsequently been resolved, deducted from any amounts distributable by the Liquidating Trustee as a result of the resolutions of such disputed General Unsecured Claims.

The Liquidating Trustee may request an expedited determination of taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust for all taxable periods through the dissolution of the Liquidating Trust.

13. Dissolution

The Liquidating Trustee and the Liquidating Trust will be discharged or dissolved, as the case may be, at such time as (i) all disputed General Unsecured Claims have been resolved, (ii) all Liquidating Trust Assets have been liquidated and (iii) all distributions required to be made by the Liquidating Trustee under the Plan have been made, but in no event will the Liquidating Trust be dissolved later than three years from the Effective Date unless the Bankruptcy Court, upon motion within the six month period prior to the third anniversary (and, in the case of any extension, within six months prior to the end of such extension), determines that a fixed period extension (not to exceed two years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Liquidating Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets or the dissolution of the Debtors.

14. Indemnification of Liquidating Trustee

The Liquidating Trustee or the individuals comprising the Liquidating Trustee, as the case may be, and the Liquidating Trustee’s agents and professionals, will not be liable for actions taken or omitted in its capacity as, or on behalf of, the Liquidating Trustee, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty or ultra vires acts, and each will be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Liquidating Trustee, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty or ultra vires acts. Any indemnification or reimbursement claims of the Liquidating Trustee (and the other parties entitled to indemnification) will be satisfied from the Liquidating Trust; provided, however, the Liquidating Trustee will return any portion of such funds used to defend any action in which the Liquidating Trustee is found to have acted with gross negligence or willful misconduct. The Liquidating Trustee will be entitled to rely, in good faith, on the advice of its retained professionals. These provisions do not apply to actions taken by the Liquidating Trustee in any capacity other than as Liquidating Trustee.

D. The Plan Administrator

If a Sale Transaction is effected and the Debtors elect to appoint a Plan Administrator to implement the Plan as set forth in Section V of the Plan, the Plan Administrator will be designated by Footstar (in consultation with the Creditors’ Committee and with the consent of the Equity Committee) not later than 10 days prior to the Effective Date. The designation of the Plan Administrator will be effective on the Sale Closing Date without the need for a further order of the Bankruptcy Court.

1. Role of the Plan Administrator

In general, the Plan Administrator will act for the Debtors in a fiduciary capacity subject to the provisions of the Plan. The Plan Administrator will have the following duties and powers in furtherance of and consistent with the purpose of the Plan. These provisions do not apply to actions taken by the Plan Administrator in any capacity other than as Plan Administrator.

a. Implement and enforce all provisions of the Plan.

b. Exercise all power and authority to prosecute and resolve, in the names of the Debtors, all causes of action and avoidance actions.

c. Take all actions that may be or could have been taken by an officer, director or shareholder of Footstar with the same effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including, without limitation, amendment of the certificate of incorporation and by-laws of the Debtors and the dissolution of any Debtor.

d. Maintain the Debtors’ books and records, maintain accounts, make distributions and take other actions consistent with the Plan and the implementation hereof.

e. Subject to the applicable provisions of the Plan, to collect and liquidate all assets of the estates pursuant to the Plan and to administer the winding up of the Debtors’ affairs.

f. Incur any reasonable and necessary expenses in connection with the liquidation and conversion of the assets of the estates to cash.

g. Prosecute and resolve objections to disputed General Unsecured Claims.

h. Make decisions without further Bankruptcy Court approval regarding the retention or engagement of professionals, employees and consultants by the Plan Administrator and to pay, from the Plan Administration Amount, the fees and charges incurred by the Plan Administrator on or after the Sale Closing Date for fees and other expenses of professionals, disbursements, expenses or related support services relating to the winding down of the Debtors and implementation of the Plan without application to the Court.

i. File tax returns.

j. Seek a determination of tax liability under section 505 of the Bankruptcy Code or otherwise and to pay, from the Plan Administration Amount, any taxes incurred by the Debtors after the Sale Closing Date.

k. Collect any accounts receivable or other claims of the Debtors not otherwise disposed of pursuant to the Plan.

l. Invest Cash in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a final order of the Court and as deemed appropriate by the Plan Administrator.

m. Enter into any agreement or execute any document required by or consistent with the Plan and perform all of the Debtors’ obligations thereunder.

n. Abandon in any commercially reasonable manner any assets that the Plan Administrator reasonably concludes are of no benefit to the estates.

o. Collect and liquidate the assets of the Debtors’ estates pursuant to the Plan and administer the winding up of the affairs of the Debtors, including, but not limited to, by establishing a Liquidating Trust and/or causing the dissolution of the Debtors and closing the Debtors’ chapter 11 cases.

p. Take such other actions not inconsistent with the provisions of the Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering the Plan.

2. Indemnification of Plan Administrator

The Plan Administrator or the individuals comprising the Plan Administrator, as the case may be, and the Plan Administrator’s agents and professionals, will not be liable for actions taken or omitted in its capacity as, or on behalf of, the Plan Administrator, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty or ultra vires acts, and each will be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Plan Administrator, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty or ultra vires acts. Any indemnification or reimbursement claims of the Plan Administrator (and the other parties entitled to indemnification) will be satisfied from the Plan Administration Amount; provided, however, the Plan Administrator will return any portion of such funds used to defend any action in which the Plan Administrator is found to have acted with gross negligence or willful misconduct. The Plan Administrator will be entitled to rely, in good faith, on the advice of its retained professionals. These provisions do not apply to actions taken by the Plan Administrator in any capacity other than as Plan Administrator.

3. Cash

The Plan Administrator may expend cash (i) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Debtors’ estates during the Debtors’ liquidation, (ii) to pay reasonable administrative expenses which have been incurred (including, but not limited to, any taxes imposed on the Plan Administrator or fees and expenses in connection with litigation), (iii) to fund the distribution to holders of disputed claims if such claims are subsequently allowed and (iv) to satisfy other liabilities incurred or assumed by the Plan Administrator (or to which the assets of the Plan Administrator are otherwise subject) in accordance with the Plan or order of the Bankruptcy Court.

4. Taxes.

The Plan Administrator will have the powers of administration regarding all of the Debtors’ tax obligations, including the filing of tax returns.

The Plan Administrator will (A) complete and file within 90 days after the Effective Date (or such longer period as authorized by the Bankruptcy Court) the Debtors’ final federal, state and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors or the Debtors’ estates under section 505 of the Bankruptcy Code for all taxable periods of the Debtors through the liquidation of the Debtors as determined under applicable tax laws and (C) represent the interest and account of the Debtors or the estates before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit.

The Plan Administrator may request that the Bankruptcy Court determine the amount of any tax claim pursuant to section 505 and/or section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate claims at any time.

5. Liquidation of Debtors’ Assets

The Plan Administrator will, in an expeditious but orderly manner and subject to the provisions of the Plan, liquidate and convert to cash the assets of the estates, make timely distributions, and not unduly prolong the duration of the Debtors’ chapter 11 cases. In so doing, the Plan Administrator will exercise its reasonable business judgment in liquidating the assets of the estates to maximize recoveries.

6. Resignation, Death, or Removal of Plan Administrator

The Plan Administrator may resign at any time upon 60-days’ written notice in accordance with the notice provisions of the Plan. No successor Plan Administrator under the Plan will have any liability or responsibility for the acts or omissions of any predecessor Plan Administrators. Every successor Plan Administrator appointed pursuant to the Plan will execute, acknowledge, and deliver to the Bankruptcy Court an instrument in writing accepting such appointment, and thereupon such successor Plan Administrator, without any further act, will become fully vested with all of the rights, powers, duties and obligations of his or her predecessor.

7. Termination of Duties of Plan Administrator

The duties of the Plan Administrator will terminate after the Debtors have been dissolved and (i) all assets held or controlled by the Plan Administrator have been distributed in accordance with the terms of the Plan and (ii) upon material completion of all other duties and functions set forth in the Plan, but in no event later than three years after the Effective Date, unless extended by order of the Bankruptcy Court.

E. Debtors’ Post-Confirmation Role; Dissolution

If a Sale Transaction is effected, the Debtors will perform each of the following acts as soon as practicable on or after the Effective Date:

1. Payments and Transfers

On the Effective Date, the Debtors will make payments and transfers as described in Article IV of the Plan.

2. Administration of Taxes

Footstar will be responsible for all tax matters of the Debtors until certificates of cancellation, dissolution or merger for all the Debtors will have been filed in accordance with Section 5.10(d)of the Plan.

3. Claims Administration and Prosecution and Plan Distributions

The Debtors will continue to have the power and authority to prosecute and resolve objections to Disputed Claims. The Debtors will also continue to have the power and authority to hold, manage and distribute Plan distributions to the holders of allowed Administrative Expense Claims, Priority Tax Claims, Secured Tax Claims, Other Secured Claims and Other Priority Claims.

4. Dissolution

Within 30 days after its completion of the acts required by the Plan, each Debtor will be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of each Debtor; provided, however, that each Debtor will file with the office of the Secretary of State or other appropriate office for the state of its organization a certificate of cancellation or dissolution, or alternatively, it may be merged with and into another Debtor and so file an appropriate certificate of merger.

5. Books and Records

If a Sale Transaction is effected, upon the Effective Date, the Debtors will transfer and assign to the Liquidating Trust full title to, and the Liquidating Trust will be authorized to take possession of, all of the books and records of the Debtors. The Liquidating Trust will have the responsibility of storing and maintaining books and records transferred under the Plan until one year after the date Footstar is dissolved in accordance with Section 5.10(d) of the Plan, after which time such books and records may be abandoned or destroyed without further Bankruptcy Court order. The Debtors will cooperate with the Liquidating Trustee to facilitate the delivery and storage or their books and records in accordance with the Plan. The Debtors (as well as their current and former officers and directors) will be entitled to reasonable access to any books and records transferred to the Liquidating Trust for all necessary corporate purposes, including, without limitation, defending or prosecuting litigation, determining insurance coverage, filing tax returns, and addressing personnel matters.

VIII.

Other Aspects of the Plan

A. Voting of Claims and Equity Interests

Each holder of an allowed claim or equity interest in an impaired class that is entitled to vote on the Plan will be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

B. Distributions

One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an “allowed” claim or “allowed” equity interest simply means that the Debtors agree, or if there is a dispute, that the Bankruptcy Court determines, that the claim or interest, and the amount thereof, is in fact a valid obligation of the Debtors.

Any claim which is not a disputed claim and for which a proof of claim has been filed is an allowed claim. Any claim that has been listed by the Debtors in the Debtors’ schedules of assets and liabilities, as may be amended from time to time, as liquidated in amount and not disputed or contingent is an allowed claim in the amount listed in the schedules unless an objection to such claim has been filed. If the holder of such claim files a proof of claim in an amount different than the amount set forth on the Debtor’s schedules of assets and liabilities, the claim is an allowed claim for the lower of the amount set forth on the Debtor’s schedules of assets and liabilities and on the proof of claim and a disputed claim for the difference. Any claim that has been listed in the Debtor’s schedules of assets and liabilities as disputed, contingent or not liquidated and for which a proof of claim has been filed is a disputed claim. Any claim for which an objection has been timely interposed is a disputed claim. For an explanation of how disputed claims will be determined, see section VIII.2.

An objection to any claim may be interposed by the Debtors within 90 days after the Effective Date or such later date as may be fixed by the Bankruptcy Court. Any claim for which an objection has been interposed will be an Allowed Claim if the objection is determined in favor of the holder of the claim.

1. Timing and Conditions of Distributions

a. Date of Distribution

If a Reorganization Transaction is effected, except as otherwise provided for in the Plan, distribution on account of allowed claims will be made on the later of the Plan Distribution Date or the next Subsequent Distribution Date on which funds are distributed that is not less than 20 days after the order allowing a disputed claim becomes a final order. Since general unsecured claims will be receiving distributions over time, a holder of a disputed claim that subsequently becomes allowed will receive a “catch-up” distribution, which will entitle such holder to receive what it would have received on the Plan Distribution Date had its claim been allowed, less cash such holder received under the Plan. The Plan establishes the Final Distribution Date as the date on which all allowed General Unsecured Claims must be paid in full. The Final Distribution Date will occur 45 days after the close of Footstar’s first fiscal quarter for 2008. Disputed claims will be treated as set forth below.

If a Sale Transaction is effected, except as otherwise provided for in the Plan, distribution on account of allowed claims will be made on the Sale Closing Date.

2. Procedures for Treating Disputed Claims Under the Plan

a. Disputed Claims

A disputed claim is a claim that has not been allowed or disallowed pursuant to an agreement by the parties or an order of the Bankruptcy Court. In addition, all prepetition tort claims not previously allowed by the Bankruptcy Court are disputed claims. A claim for which a proof of claim has been filed but that is listed on the Debtors’ schedules of assets and liabilities as unliquidated, disputed or contingent, and which has not yet been resolved by the parties or by the Bankruptcy Court, is a disputed claim. If a holder of a claim has filed a proof of claim that is inconsistent with the claim as listed on the Debtors’ schedules of assets and liabilities, such claim is a disputed claim to the extent of the difference between the amount set forth in the proof of claim and the amount scheduled by the Debtors. Any claim for which the Debtors or any party in interest have interposed (or will interpose) a timely objection is a disputed claim.

b. Objections to Claims

The Debtors and the Equity Committee will be entitled to object to all claims and the Creditors’ Committee will be entitled to object to the Debtor in Possession Credit Agreement Claims. Any objections to claims will be served and filed on or before 90 days after the Confirmation Date or such later date as may be fixed by the Bankruptcy Court. Any objections, if any, to the Debtor in Possession Credit Agreement Claims must be filed prior to the Confirmation Date.

c. Distributions Pending Allowance

If any claim or portion of a claim is disputed, distributions will not be made on account of such disputed claim or disputed portion thereof. Distributions will be made only on account of the portion of such claim, if any, that is not disputed. For example, if the Debtors’ schedules of liabilities set forth a claim amount that is liquidated and is not contingent or disputed and a proof of claim is filed on account of such claim by the holder of such claim in an amount in excess of the scheduled amount, then the amount of such claim set forth in the schedule will be deemed allowed (and the Disbursing Agent will make a distribution based upon such allowed amount), and, following dispute resolution, the balance of such claim, if any, will be paid pursuant to the catch-up distribution mechanism described in subsection d., below.

d. Distributions After Allowance

If a disputed General Unsecured Claim or Convenience Claim becomes an allowed claim, the holder of such allowed claim will receive a distribution in accordance with the provisions of the Plan. The distribution will be made as soon as practicable but no later than the first Subsequent Distribution Date which is 20 days after the order allowing the disputed claim becomes a final order. If a Reorganization Transaction is effected, this first distribution will consist of (i) pro rata share of available cash and (ii) a “catch up” distribution of what such claimant would have received on the Plan Distribution Date had its claim been allowed (less cash such holder received under the Plan). If a disputed claim is disallowed, the amount of property withheld by the Debtors on account of such disputed portion of such claim will be retained by the Debtors.

e. Distributions Relating to Allowed Insured Claims

Distributions made under the Plan in respect of claims for which the Debtors have insurance will be made in accordance with the provisions of any applicable insurance policy.

f. Minimum Distributions

There will be no distributions of cash less than $50 will be made under the Plan to any holder of a claim unless a request for such payment is made in writing.

g. Resolution of Claims

On and after the Confirmation Date, the Debtors will be allowed to compromise, settle or otherwise resolve any objections to claims and compromise, settle or otherwise resolve any objections with respect to disputed claims without seeking approval from the Bankruptcy Court. With respect to objections to administrative expense claims and claims filed by the Equity Committee, the Debtors will have the authority to compromise, settle, otherwise resolve or withdraw such objections with the consent of the Equity Committee or approval of the Bankruptcy Court. The Debtors will consult with the Creditors’ Committee and the Equity Committee prior to compromising or settling any issues relating to the assumption of the Kmart Agreements.

h. Tort Claims

All tort claims are disputed claims. No distribution will be made on account of any tort claim unless such claim is liquidated and becomes an allowed claim. Any tort claim that has not yet been liquidated prior to the Effective Date and as to which a proof of claim was timely filed will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal with appropriate jurisdiction.

C. Treatment of Executory Contracts and Unexpired Leases

1. Treatment in a Reorganization Transaction

If a Sale Transaction is not effected, all executory contracts and unexpired leases, except for those expressly rejected by the Plan or by separate motion, are assumed pursuant to the Plan as of the Effective Date.

If a Sale Transaction is not effected, the Plan provides for the Debtors to reject those executory contracts and unexpired leases specifically designated as a contract or lease to be rejected on Schedule 8.01(A) and 8.01(B) to the Plan. The Debtors will file Schedule 8.01(A) and 8.01(B) in a supplement to the Plan prior to the Confirmation Hearing to approve the Plan. Any time prior to the Confirmation Date, the Debtors may amend Schedule 8.01(A) and 8.01(B). The Debtors will provide notice to the Equity Committee, the Creditors’ Committee, the Postpetition Lenders and parties affected by any amendment to Schedule 8.01(A) and 8.01(B). Any contract or lease that has already been rejected pursuant to a final order of the Bankruptcy Court or by procedures authorized by the Bankruptcy Court or which is the subject of a separate motion to assume or reject such contract or lease filed prior to the filing of Schedule 8.01(A) or 8.01(B) will not be assumed pursuant to the Plan. Executory contracts and unexpired leases that are listed on Schedule 8.01(A) and 8.01(B) relating to the use or occupancy of real property are broadly defined to include related agreements or supplements and executory contracts or unexpired leases appurtenant to the premises. The treatment of these other agreements will be the same as for the underlying agreement (i.e., both will be assumed or both will be rejected) unless the Debtors specifically treat the other agreements separately in accordance with the provisions of the Plan.

2. Treatment in a Sale Transaction

If a Sale Transaction is effected, all executory contracts and unexpired leases, except for those expressly assumed by the Debtors and assigned to a third party pursuant to an order of the Bankruptcy Court or by separate motion, are rejected pursuant to the Plan as of the Sale Closing Date.

3. Cure of Defaults

Generally, if there has been a default (other than a default specified in section 365(b)(2) of the Bankruptcy Code) under an executory contract or unexpired lease, the debtor can assume the contract or lease only if the debtor cures the default. Accordingly, a condition to the assumption of an executory contract or unexpired lease is that any default under an executory contract or unexpired lease that is to be assumed pursuant to the Plan will be cured in a manner consistent with the Bankruptcy Code and as set forth in the Plan.

4. Rejection Claims

If an entity with a claim for damages arising from the rejection of an executory contract or unexpired lease under the Plan has not filed a proof of claim for such damages, that claim will be barred and will not be enforceable against the Debtors unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors within 30 days after the later of (i) notice of entry of an order of the Bankruptcy Court approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 8.01(A) or 8.01(B).

D. Exit Facility

The Debtors have, subject to satisfaction of certain conditions, obtained exit financing (the “Exit Facility”) under the DIP and Exit Credit Agreement, which will be sufficient to pay administrative expenses and provide necessary working capital for operations after the Effective Date. The Debtors’ post-Effective Date financing arrangement consists of a revolving credit facility with commitments, to be designated at the sole discretion of the Debtors, of up to $160 million. The Exit Facility will be secured by the same property as presently secures the DIP and Exit Credit Agreement.

Distributions under the Plan on the Plan Distribution Date on account of claims under the Plan are expressly contingent upon the Debtors obtaining (i) a Replacement Facility or (ii) the agreement of the requisite Postpetition Lenders to make advances under and pursuant to the terms of the Postpetition Credit Facility during the period between the Confirmation Date and the Effective Date.

E. Effect of Confirmation

1. Discharge of Claims

The rights afforded to claimants and equity holders in the Plan, and the payments and distributions made thereby, will be in exchange for and in complete satisfaction, discharge and release of all existing debts and claims of any kind, nature or description whatsoever against the Debtors. All holders of existing claims against the Debtors will be enjoined from asserting against the Debtors, or any of their assets or properties, any other or further claim based upon any act or omission, transaction or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim. In addition, on the Effective Date, each holder of a claim against the Debtors will be forever precluded and enjoined from prosecuting or asserting any discharged claim against the Debtors.

2. Exculpation

The Plan exculpates the Debtors, the Postpetition Lenders, the Creditors’ Committee and the Equity Committee and their respective agents for conduct relating to the prosecution of the chapter 11 cases. Specifically, the Plan provides that neither the Debtors, the Reorganized Debtors, the Creditors’ Committee, the Equity Committee nor any of their respective members, officers, directors, employees, agents or professionals will have or incur any liability to any holder of any claim or equity interest for any act or omission in connection with or arising out of the chapter 11 cases, the preparation of this Disclosure Statement, the solicitation of votes in support of the Plan, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or property to be distributed under the Plan, except for willful misconduct or gross negligence. The Plan does not limit the liability of the professionals of the Debtors, the Creditors’ Committee, the Equity Committee or the Postpetition Lenders to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

F. Releases

The Plan provides for a release of all claims by the Debtors against any of the officers, directors or employees of the Debtors that are officers, directors or employees of Reorganized Footstar on the Effective Date. This provision is intended to release all claims of the Debtors, whether arising prepetition or postpetition, and based on any theory (whether negligence, gross negligence or willful misconduct) against these individuals. The release is limited to claims that could be asserted by the Debtors and only applies to claims against such parties in their representative capacity.

In addition to this release, as discussed in section VI.I. above, the Debtors entered into a settlement agreement with AIG and certain plaintiffs in respect of certain derivative actions brought by third parties on behalf of the Debtors against certain officers and directors of the Debtors. The Debtors believe that this settlement releases all of the outstanding claims that could be asserted by the Debtors against the Debtors’ officers and directors.

G. Formation of Assignee Entities

If it is necessary to assign the Kmart Agreements as permitted by and in accordance with their terms, the Debtors or the Reorganized Debtors are authorized to take all corporate actions necessary to establish new affiliated entities to which the Kmart Agreements will be assigned.

H. Miscellaneous Provisions

The Plan contains provisions relating to the disbursing agent, delivery of distributions, manner of payment, vesting of assets, binding effect, retention of causes of action and reservation of rights, term of injunctions or stays, injunction against interference with the Plan, payment of statutory fees, compensation and benefits, retiree benefits, dissolution of the Creditors’ Committee and the Equity Committee, retention of jurisdiction by the Bankruptcy Court, expedited tax determinations, exemption from transfer taxes, severability, revocation and amendment of the Plan, governing law, waiver of conditions, failure of conditions, binding effect and timing. For more information regarding this items, see the Plan attached hereto as Exhibit A.

IX.

Certain Factors to Be Considered

A. Certain Bankruptcy Considerations

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In addition, although the Debtors believe that the Effective Date will occur March 31, 2005, there can be no assurance as to such timing.

The Bankruptcy Court may confirm the Plan if at least one impaired class votes to accept the Plan (with such acceptance being determined without including the vote of any “insider” in such class). Thus, for the Plan to be confirmed with respect to each Debtor, one impaired Class, between Class 2 (Secured Tax Claims), Class 5 (General Unsecured Claims) and Class 6 (Subordinated Claims), must vote to accept the Plan. As to each impaired class that has not accepted the Plan, the Plan may be confirmed if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to these classes. The Debtors believe that the Plan satisfies these requirements. For more information, see section X below.

B. Risks Relating to the Recoveries under the Plan

1. Variances from Projections

The projections included herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, Footstar’s ability to operate its business consistent with its business plan, comply with the covenants of its financing agreements, emerge from bankruptcy, attract and retain key executives and staffing at its licensed retail centers, and respond to adverse regulatory actions taken by the federal government.

C. Risks Associated with the Business

Meldisco is Footstar’s only continuing business and substantially all of the Debtors’ continuing net sales and profits result from Meldisco’s business relationship with Kmart. The Plan is premised on the Debtors’ ability to assume the Kmart Agreements with Kmart. The Bankruptcy Court scheduled a hearing on December 15, 2004 to determine whether the Debtors can assume the Kmart Agreements. If the Debtors are unable to assume the Kmart Agreements and there is no Sale Transaction, creditors and equity holders will not receive distributions or retain equity interests, as applicable, as contemplated by the Plan. Instead, the Debtors will propose a new plan that may provide for (i) the liquidation of the Debtors’ Kmart business operations and (ii) the liquidation or the reorganization of the Debtors’ remaining businesses. Depending on the value realized from such transactions, creditors may not be paid in full on account of their claims and equity holders may not receive any distributions.

Even if Footstar successfully assumes the Kmart Agreements, Kmart emerged from bankruptcy in May of 2003. Kmart store closings during its bankruptcy and reduced traffic in the remaining Kmart stores has had, and continues to have, a negative effect on sales and profits of Meldisco. In June and August of 2004, Kmart announced the sale of an additional 72 Kmart stores to other retailers. A further material reduction in the number of Kmart stores or a termination of Meldisco’s relationship with Kmart would have a material adverse effect on the Debtors. With or without additional store closings, a continued decline in the Debtors’ per store sales in the remaining Kmart stores will have a material adverse effect on the Debtors’ net sales and profits. Although Kmart emerged from bankruptcy in May of 2003, there can be no assurance that Kmart’s operations, or Meldisco’s operations in Kmart footwear departments, will return to previous levels of sales or profitability.

The Kmart Agreements impose certain performance standards on the Debtors, which standards are based primarily on sales volumes and profitability. The Kmart Agreements relating to particular Shoemart Subsidiaries allow for their termination under certain circumstances. A termination of these agreements would have a material adverse effect on the sales and profit of Debtors.

Under the Kmart Agreements, Kmart may audit the books and records of the Shoemart Subsidiaries. In addition, Footstar may audit the deductions taken by Kmart from weekly sales proceeds generated by Footstar’s footwear departments. These audits for fiscal years 1999-2003 are in process. Kmart has filed a claim of approximately $56 million related to the period from 1999-2003. The Debtors have recorded approximately $18 million as they amount they owe Kmart as cure under the Kmart Agreements. The Debtors believe that the recorded amount will be adequate, but there can be no assurances and any material changes in this amount could have a material adverse effect on the Debtors.

Aside from the risks associated with Kmart, the success of Footstar’s business on a go-forward basis is subject to other risks. Additional discussion of additional risks related to the Company’s business are set forth in greater detail in Footstar’s 2002 Form 10-K, filed with the Securities and Exchange Commission on September 3, 2004. See the sections entitled: “Risk Factors.” Such risks include: (i) Footstar’s ability to maintain internal controls over financial reporting; (ii) a more rapid decline in sales; (iii) the highly competitive nature of the family footwear industry, of which Meldisco is a part; (iv) dependency on seasonal weather conditions; (v) an inability to keep up with ever-changing fashion trends and (vi) risks associated with Footstar’s importation of footwear and related accessories from foreign countries.

X.

Confirmation of the Plan

A. Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The confirmation hearing is scheduled for [    ] Eastern Time, on [            ], before the Honorable Adlai S. Hardin, 300 Quarropas Street, White Plains, NY. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan must be in writing, must conform to the Federal Rules of Bankruptcy Procedure, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon and received no later than [    ] Eastern Time on [        ] by (i) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Martin J. Bienenstock, Esq. and Paul M. Basta, Esq.); (ii) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn: Richard Morrissey, Esq.); (iii) Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022 (Attn: Tina Brozman, Esq. and Robert Barry, Esq.); (iv) Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036 (Attn: Jay Indyke, Esq. and Richard Kanowitz, Esq.), and (v) Kramer Levin Naftalis & Frankel, 919 Third Avenue, New York, New York 10022 (Attn: David Feldman, Esq. and Matthew Williams, Esq.)

Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B. General Requirements of Section 1129

At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied.

1.	The Plan complies with the applicable provisions of the Bankruptcy Code.

2.	The Debtors have complied with the applicable provisions of the Bankruptcy Code.

3.	The Plan has been proposed in good faith and not by any means proscribed by law.

4.	Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

5.	The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, affiliates of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

6.	With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s claim or equity interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of “Best Interests Test” below.

7.	Unless the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan.

8.	Unless the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that allowed undisputed Administrative Expense and Allowed Other Priority Claims will be paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims.

9.	At least one class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

10.	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further of financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of “Feasibility” below.

11.	The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

C. Best Interests Tests/Liquidation Analysis

As described above, section 1129(a)(7)(A) of the Bankruptcy Code requires that each holder of an impaired claim or equity interests either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

As stated in Section II, if either a Reorganization Transaction or a Sale Transaction is effected, the Debtors will pay all creditors in full with interest as appropriate. Since the Plan provides for such payment, the amount proposed to be paid cannot be less than the amount creditors would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Accordingly, no liquidation analysis is necessary.

D. Feasibility

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections described in section IV. above. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

E. Section 1129(b)

The Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of claims or equity interests if the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

1. No Unfair Discrimination.

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

2. Fair and Equitable Test.

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

•	Other Secured Creditors. Each holder of an secured claim either (i) retains its liens on the property, to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof) or (iii) receives the “indubitable equivalent” of its allowed secured claim.

•	Unsecured Creditors. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•	Subordinated Creditors. By operation of section 510 of the Bankruptcy Code, the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

•	Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

The Debtors believe the Plan will satisfy the “fair and equitable” requirement because of the following: (i) the claims in Class 4 (Convenience Claims) will receive 100% of their allowed claims (plus interest at the Case Interest Rate) if either a Reorganization Transaction or a Sale Transaction is effected; (ii) the claims in Class 5 (General Unsecured Claims) receive 100% of their allowed claims (plus interest at the Case Interest Rate) if either a Reorganization Transaction or Sale Transaction is effected; (iii) the claims in Class 6 will be satisfied by the proceeds from the AIG Settlement if either a Reorganization Transaction or a Sale Transaction is effected and (iv) the Equity Interests will (a) if a Reorganization Transaction is effected, remain unaltered or (b) if a Sale Transaction is effected, (x) the Footstar Equity Interests will receive net proceeds remaining after the satisfaction of claims and (y) the Subsidiary Equity Interests will be sold or otherwise treated pursuant to such Sale Transaction.

XI.

Alternatives to Confirmation and Consummation of this Plan

A. Liquidation Under Chapter 7

If no chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in section X.D. of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to holders of general unsecured claims and no distributions to equity holders than those provided for in the Plan because (a) the likelihood that other assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (b) additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of attorneys and other professionals and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations.

B. Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors or any other party in interest (if the Debtors’ exclusive period in which to file a plan of reorganization has expired) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets under chapter 11. The Debtors have concluded that the Plan enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors would still incur the expenses associated with closing or transferring to new operators numerous facilities. The process would be carried out in a more orderly fashion over a greater period of time. Further, if a trustee were not appointed, because such appointment in not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan because of the greater return provided by the Plan.

XII.

Securities Laws Matters

The Debtors do not believe that any new securities are being issued under the Plan. If a Reorganization Transaction is effected, the Equity Interests will remain unaltered. If a Sale Transaction is effected, holders of Equity Interests will have the right to receive distributions of net proceeds remaining after the satisfaction of claims, which right the Debtors do not believe would constitute a security under applicable law. The Debtors do not believe that the right of holders of allowed General Unsecured Claims to receive their pro rate share of available cash pursuant to Section 4.04(b) of the Plan if a Reorganization Transaction is effected would constitute a security, nor would any interest in the Liquidating Trust, if it is formed if a Sale Transaction is effected, constitute a security under applicable law.

XIII.

Certain Federal Income Tax Consequences of the Plan

A. Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of claims. This discussion does not address the federal income tax consequences to (i) holders of unimpaired claims (e.g., Priority Tax Claims or Other Secured Claims), Secured Tax Claims or any claim which would be reinstated or paid in full on the Effective Date or in ordinary course pursuant to the Plan or (ii) holders of Footstar Equity Interests or Subsidiary Equity Interests, which would be unaltered pursuant to the Plan.

The summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below. The federal income tax consequences are subject to certain uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding a claim as part of a hedging, integrated constructive sale or straddle, and investors in pass-through entities).

This discussion also assumes that the various debt and other arrangements to which the Debtors are a party are, and will be, respected for federal income tax purposes in accordance with their form.

Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim or Equity Interest. All holders of claims or equity interests are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable to them under the Plan.

B. Consequences to the Debtors

For federal income tax purposes, the Debtors (other than Shoemart Subsidiaries) are members of an affiliated group of corporations of which Footstar is the common parent (the “Footstar Group”), and join in the filing of a consolidated federal income tax return. The Footstar Group reported consolidated net operating losses (“NOLs”) carryforwards for federal income tax purposes of approximately $128 million as of the end of taxable year 2003. In addition, the Footstar Group expects to report additional losses with respect to the current taxable year 2004. The Shoemart Subsidiaries, each of which files its own federal income tax return, have little or no NOL carryforwards and do not expect to incur significant (if any) current year losses. The amount of any current year losses or NOL carryforwards of the Footstar Group or any Shoemart Subsidiary, and the potential application of any limitations (whether new or existing) with respect to the use of such amounts, are estimates and remain subject to audit and adjustment by the IRS.

As discussed below, the Debtors do not expect the implementation of the Plan to significantly affect the amount of the Reorganized Debtors’ NOL carryforwards and other tax attributes (including current year losses), or the Reorganized Debtors’ ability to utilize such tax attributes in the future. Nevertheless, it is possible that subsequent transactions in respect of the stock of Reorganized Footstar (including certain direct and indirect transfers of the stock) could result in the imposition of limitations on the Reorganized Debtor’s ability to utilize such tax attributes against future income.

1. Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes – such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets – by the amount of any cancellation of debt (“COD”). Where the debtor joins in the filing of a consolidated federal income tax return, recently issued Treasury Regulations require, in certain circumstances and in certain respects, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor. Certain statutory or judicial exceptions can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction).

Because the Plan contemplates the payment in full of all Claims, either on the Effective Date or over time, the Debtors do not anticipate incurring a significant amount of COD, if any. If any COD is incurred, any reduction in tax attributes would not occur for federal income tax purposes until after the Debtors’ tax liability for the taxable year in which the COD is incurred is otherwise determined.

2. Limitations on NOL Carryforwards and Other Tax Attributes

Although the Debtors do not expect the implementation of the Plan to adversely affect the Reorganized Debtors ability to utilize their NOL carryforwards and other tax attributes (including current year losses) to offset future taxable income, it is possible that subsequent changes in the stock ownership of Reorganized Footstar could result in the imposition of limitations on the Reorganized Debtors’ ability to utilize such tax attributes.

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of the corporation’s loss and tax credit carryforwards as well as certain other tax attributes (including current year losses) allocable to periods prior to the ownership change (collectively, “pre-change losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are “built-in” (i.e., attributable to periods prior to the ownership change but not yet taken into account for tax purposes) as of the date of the change that are subsequently recognized.

A loss corporation generally undergoes an ownership change if the percentage of stock of the corporation owned by one or more 5% shareholders has increased by more than 50 percentage points over a three year period (with certain groups of less-than-5% shareholders treated as a single shareholder for this purpose). Although the Debtors do not believe that the Footstar Group has undergone an “ownership change” to date, there has been a substantial change in the stock ownership of Footstar and thus the Footstar Group over the last three years. Accordingly, subsequent changes in Reorganized Footstar’s stock ownership, depending on the magnitude—including the purchase or sale of common stock by 5% shareholders, changes in the indirect beneficial ownership of such stock, and issuances or redemptions of common stock —could, either alone or taken together with prior changes in its stock ownership, result in an “ownership change” that would trigger the imposition of limitations under section 382.

(a) General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation (or a consolidated group) that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the parent corporation) immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (4.64% for ownership changes occurring during October 2004). A modified annual limitation applies when a corporation (or consolidated group) that is in bankruptcy undergoes an ownership change, but only when the change occurs pursuant to a confirmed plan. Accordingly, the modified limitation would not be applicable to the Footstar Group if there is a later ownership change.

Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

(b) Built-In Gains and Losses

As indicated above, section 382 can operate to limit the deductibility of built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that joined the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

3. Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate if such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation’s (or group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

4. Implementation of Reorganization Transactions

In connection with the implementation of the Plan, the Debtors may, in their discretion, merge, dissolve, or consolidate any of the Debtors or otherwise transfer assets between or among the Debtors. Should the Debtors choose to effectuate any such restructuring transactions, the Debtors intend to do so in a manner that would not have material adverse tax consequences.

C. Consequences to Holders of Certain Claims

Pursuant to the Plan, each holder of an allowed General Unsecured Claim will receive, in satisfaction of its claim, cash on the Plan Distribution Date and periodically thereafter (if cash is available) on each Subsequent Distribution Date, until such claim has been paid in full, but in no event later than the Final Distribution Date, including interest at the applicable interest rate established by the Plan (the “Case Interest Rate”). For federal income tax purposes, the obligation to make such periodic payments (referred to herein as the “Unsecured Claims Obligation”) would likely be treated as – and is assumed for purposes of the following discussion to be – a debt obligation.

Pursuant to the Plan, holders of Subordinated Claims will receive the proceeds of the AIG Settlement in full and complete satisfaction of their claims. The federal income tax consequences of the treatment of Subordinated Claims (which includes claims for asserted violations of the securities law) are complex and depend, in part, upon whether the holder continues to hold the debt or equity underlying such holder’s securities’ law claim and whether the holder of such claim is the original holder thereof. Each holder of a Subordinated Claim is urged to consult its tax advisor regarding the tax consequences of the treatment of its claim.

1. Gain or Loss - Generally

In general, each holder of an Allowed General Unsecured Claim should recognize gain or loss in an amount equal to the difference between (x) the “amount realized” by the holder in satisfaction of its claim (other than any claim for accrued but unpaid interest) and (y) the holder’s adjusted tax basis in its claim (other than any basis attributable to accrued but unpaid interest). The “amount realized” by a holder of an allowed General Unsecured Claim generally will equal the sum of (i) the amount of Cash and (ii) the “issue price” of the Unsecured Claims Obligation (see “Ownership and Disposition of the Unsecured Claims Obligation,” below), in each case excluding amounts attributable to accrued but unpaid interest. For a discussion of the tax consequences of any Claims for accrued but unpaid interest, see “Distributions in Discharge of Accrued But Unpaid Interest,” below. All holders of General Unsecured Claims are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting any gain that may be recognized by such holder in respect of its General Unsecured Claim.

Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction. A holder of an allowed claim that purchased its claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized by a holder in respect of its claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such claim.

A holder’s tax basis in its Unsecured Claims Obligation generally will equal the issue price with respect to such obligation, and the holding period for such obligation generally will begin the day following the effective issuance of such obligation.

2. Distributions in Discharge of Accrued But Unpaid Interest

In general, if an amount received by a holder of a claim is received in satisfaction of accrued interest or original issue discount (“OID”) during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a holder generally recognizes a deductible loss if any accrued interest claimed was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a debt, in an otherwise tax-free exchange to the holder, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a holder of a claim that undergoes a taxable exchange would be required to recognize a capital loss, rather than an ordinary loss, with respect to any previously included OID that is not paid in full. Each holder is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for federal income tax purposes.

3. Ownership and Disposition of Unsecured Claims Obligations

Pursuant to the Plan, the Unsecured Claims Obligation will bear interest annually at the Case Interest Rate, and the stated principal (i.e., the amount of a holder’s allowed General Unsecured Claim as of the Effective Date, including any post-petition interest through such date, less any Plan Distribution Date cash distribution) and interest on such obligations will be payable in full from available cash. Payments of stated principal and interest will be made at least semi-annually if the Reorganized Debtors have available cash for such purposes under the terms of the Plan.

(a) Treatment of Interest and Original Issue Discount

The Unsecured Claims Obligation should be treated as issued with OID if aggregate payments due under such obligation (including all interest payments) exceed the “issue price” of the obligation. Thus, for federal income tax purposes, the stated interest on the Unsecured Claims Obligation will be treated as a component of the OID, and will not be recognized as income separately.

The “issue price” of the Unsecured Claims Obligation depends, in part, upon whether such obligations are considered to be traded on an “established securities market” (a determination which is made based on any trading in such obligations during the sixty day period ending thirty days after the Effective Date). If, as the Debtors’ anticipate, the Unsecured Claims Obligations are not traded on an established securities market and the Case Interest Rate for the post-Effective Date period is at least equal to the “applicable federal rate” as of the Confirmation Date, the issue price of the Unsecured Claims Obligation will be the stated principal amount of such obligation. However, if such obligations are traded on an established securities market, or (in absence thereof) a substantial amount of allowed General Unsecured Claims are traded on an established securities market, the issue price of the Unsecured Claims Obligation will equal (or approximate) the fair market value of the Unsecured Claims Obligation. For ease of reference, an Unsecured Claims Obligation as to which the issue price is determined based on fair market value will be referred to as a “publicly traded Unsecured Claims Obligation.” Pursuant to Treasury Regulations, an “established securities market” need not be a formal market. It is sufficient that the debt instrument appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or that, under certain circumstances, price quotations for such notes are readily available from brokers, dealers, or traders.

If the Issue Price Equals the Stated Principal Amount. If the issue price of the Unsecured Claims Obligation is equal to its stated principal amount, each holder generally would be required to accrue the OID in respect of the Unsecured Claim Obligation and include such amount in gross income as interest over the term of such obligation based on the constant yield method (subject to the discussion of certain high yield discount obligations in the following section). Accordingly, each holder generally would be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder’s tax basis in its Unsecured Claims Obligation would be increased by the amount of any OID included in income and reduced by any cash received made with respect to such obligation.

If the Issue Price is Less Than the Stated Principal Amount. If the issued price of a publicly traded Unsecured Claims Obligation is equal to its fair market value and such value is less than the stated principal amount of the Unsecured Claims Obligation, the applicable rules governing the treatment of OID become considerably more complex. In such instance, because mandatory pre-payments of both interest and principal are contingent upon cash flow, and the yield to maturity of the obligation (as determined based on issue price) can vary depending upon when the obligation is paid, a publicly traded Unsecured Claims Obligation would be governed by the Treasury Regulations applicable to contingent payment debt instruments.

In general, under such Treasury Regulations, each holder of a publicly traded Unsecured Claims Obligation would be required to accrue the OID in respect of the publicly traded Unsecured Claims Obligation under the noncontingent bond method, and include such amount in its gross income as interest, over the term of the obligation based on the constant interest method and the yield to maturity of the note, as described below. Accordingly, such holders generally would be required to include amounts in gross income in advance of the payment of cash in respect of such income.

Under the Treasury Regulations, the yield to maturity would be the comparable yield at which the Reorganized Debtors would issue a comparable fixed rate debt instrument with terms and conditions similar to those of the publicly traded Unsecured Claims Obligation, including the level of subordination, term, timing of payments and general market conditions. No adjustment is made for the riskiness of the contingencies or the liquidity of the debt instrument. The comparable yield must be determined in good faith to be a reasonable yield for the Reorganized Debtors.

In addition, the Reorganized Debtors would be required to determine a projected payment schedule based on the reasonably expected value of the contingent payments as of the issue date but adjusted if necessary to produce the comparable yield, taking into account the issue price and the terms of the publicly traded Unsecured Claims Obligation. Further adjustments may be required to the projected payment schedule if and when a payment becomes fixed more than six months prior to the projected payment date.

The adjusted issue price of a publicly traded Unsecured Claims Obligation at the beginning of each annual accrual period will be multiplied by the publicly traded Unsecured Claims Obligations comparable yield and the daily portions of the amount so determined would constitute the interest includible in the holder’s income for the days in the period during which the publicly traded Unsecured Claims Obligation was held.

If, during any taxable year, a holder of a publicly traded Unsecured Claims Obligation receives actual payments with respect to such obligation for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, such holder would have additional interest income for the taxable year equal to such excess. If actual payments for the taxable year are in the aggregate less than the amount of projected payments for that taxable year, such holder would first reduce its interest income (i.e., its accrual of the OID) on the publicly traded Unsecured Claims Obligation for that taxable year and then, if such reduction would produce a “negative” amount for the year, such negative amount would be (i) currently deductible as an ordinary loss to the extent of any prior interest included in income with respect to the note (which was not previously reversed by similar negative amounts in prior years), and (ii) otherwise carried forward and taken into account in determining the next year’s adjustment.

If, upon sale, exchange or retirement of a publicly traded Unsecured Claims Obligation, after taking into account the determination of any interest accrual for such year, the above adjustment would produce a “negative” amount, such amount would reduce the holder’s amount realized on such sale, exchange or retirement. See, “Sale, Exchange or Redemption of the Unsecured Claims Obligation,” below.

A holder’s tax basis in a publicly traded Unsecured Claims Obligation generally would be increased by the interest previously accrued thereon based on the comparable yield and decreased by the projected amount of any contingent payments previously made on such publicly traded Unsecured Claims Obligation to the holder, whether denominated as interest or principal.

If the contingent payment debt regulations apply, the Debtors would be required to provide the projected payment schedule to the holders of the Unsecured Claims Obligations. Such projected payment schedule would be binding upon each holder of an Unsecured Claims Obligation, unless such schedule is unreasonable and a holder determines its own projected payment schedule and explicitly discloses to the IRS such determination and the reason therefor in its federal income tax return for the taxable year that includes the acquisition date of the Unsecured Claims Obligation. In addition, the Debtors would also provide a Form 1099 to holders of Unsecured Claims Obligation reflecting OID accruals, as required by law.

If the comparable yield as determined by Reorganized Debtors is successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by the company. Moreover, in such event, the projected payment schedule could differ materially from that previously determined.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder’s interest (OID) accruals and adjustments thereof in respect of the publicly traded Unsecured Claims Obligation for federal income tax purposes, and do not constitute a projection or representation regarding the actual amounts payable under the obligation

(b) High-Yield Discount Obligation Rules

If a debt obligation issued with substantial OID constitutes an applicable high yield discount obligation (“AHYDO”) within the meaning of the Tax Code, a portion of the company’s deduction with respect to the accrued OID may be disallowed, and an equivalent portion of a corporate holder’s income with respect to such OID may be treated as a dividend for purposes of the dividend-received-deduction if such amount would be so treated if it had been a distribution made by the issuer with respect to its stock (that is, if the issuer has sufficient earnings and profits such that a distribution in respect of stock would constitute a dividend for federal income tax purposes and, presumably, subject to certain holding period and taxable income requirements and other limitations on the dividend-received-deduction).

A debt obligation is treated as an AHYDO if it is issued with substantial OID (meaning that there is accrued OID as of the end of the fifth year after issuance in excess of one year’s interest, both actual and imputed), has a yield to maturity of at least five percentage points over the applicable federal rate in effect for the calendar month in which such obligation is issued, and has a maturity of over five years. However, it is only if the yield to maturity is at least six percentage points over the applicable federal rate that a portion of the company’s interest deduction is disallowed; otherwise, the deduction is merely deferred until paid.

(c) Sale, Exchange or Redemption of the Unsecured Claims Obligations

In general, any gain or loss realized upon the disposition of an Unsecured Claims Obligation will be capital gain or loss, unless the contingent payment debt regulations apply (as discussed above), in which event at least a portion of the gain could be treated as interest income, while at least a portion of the loss could be treated as ordinary or capital depending upon the circumstances. See, “-Treatment of Interest and Original Issue Discount,” above. Each holder of an Allowed General Unsecured Claim is urged to consult its own tax advisors regarding the tax consequences of the disposition of an Unsecured Claims Obligation.

4. Information Reporting and Withholding

All distributions to holders of claims under the Plan are subject to any applicable withholding, including employment tax withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently 28%). Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded if it results in an overpayment of tax and the appropriate information is supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, the following: (1) certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds; and (2) certain transactions in which the taxpayer’s book-tax differences exceed a specified threshold in any tax year. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

The foregoing summary has been provided for informational purposes only. All holders of claims are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable under the Plan.

XIV.

Conclusion

The Debtors believe the Plan is in the best interests of all creditors and equity holders and urges the holders of impaired claims in Class 2 (Secured Tax Claims), Class 5 (General Unsecured Claims), Class 6 (Subordinated Claims) and Class 7 (Footstar Equity Interests) to vote to accept the Plan and to evidence such acceptance by returning their Ballots.

Dated:    New York, New York

    November 12, 2004

Respectfully submitted,

By:	/s/ Maureen Richards
Name:	Maureen Richards
Title:	Senior Vice-President and
General Counsel

EXHIBIT A

to

DISCLOSURE STATEMENT

[The Plan is filed as Exhibit 2.1 to this Form 8-K.]